Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276307

Prospectus Supplement No. 3

(To Prospectus dated February 14, 2024)

Up to 24,274,995 Shares of Class A Common Stock

Up to 12,082,923 Shares of Class A Common Stock Issuable Upon Exercise of Public Warrants and Senior Convertible Notes

This prospectus supplement updates, amends and supplements the prospectus dated February 14, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-276307). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information contained in the Prospectus with the information from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which was filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2024 (the “Q2 10-Q”). Accordingly, we have attached the Q2 10-Q to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 19 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 19, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2024

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to _________

Commission File Number: 001-39826

Banzai International, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	85-3118980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

435 Ericksen Ave, Suite 250 Bainbridge Island, Washington	98110
(Address of principal executive offices)	(Zip Code)

(206) 414-1777

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BNZI	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BNZIW	The Nasdaq Capital Market

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares outstanding of each of the registrant’s classes of common stock, $0.0001 par value per share, as of August 14, 2024:

Class A Common Stock - 35,222,036 shares

Class B Common Stock - 2,3111,134 shares

1

PART I—FINANCIAL INFORMATION

BANZAI INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$471,747	$2,093,718
Accounts receivable, net of allowance for credit losses of $6,713 and $5,748, respectively	26,161	105,049
Prepaid expenses and other current assets	1,080,936	741,155
Total current assets	1,578,844	2,939,922

Property and equipment, net	1,819	4,644
Goodwill	2,171,526	2,171,526
Operating lease right-of-use assets	46,434	134,013
Other assets	38,381	38,381
Total assets	3,837,004	5,288,486

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	9,429,803	6,439,863
Accrued expenses and other current liabilities	4,264,028	5,194,240
Convertible notes (Yorkville)	2,013,000	1,766,000
Convertible notes - related party	—	2,540,091
Convertible notes	3,530,571	2,693,841
Notes payable	7,088,209	6,659,787
Notes payable - related party	3,468,124	2,505,137
Deferred underwriting fees	4,000,000	4,000,000
Deferred fee	—	500,000
Warrant liability	79,000	641,000
Warrant liability - related party	230,000	575,000
Earnout liability	37,125	59,399
Due to related party	67,118	67,118
GEM commitment fee liability	—	2,000,000
Deferred revenue	1,322,238	1,214,096
Operating lease liabilities, current	81,708	234,043
Total current liabilities	35,610,924	37,089,615

Other long-term liabilities	75,000	75,000
Total liabilities	35,685,924	37,164,615

Commitments and contingencies (Note 14)

Stockholders’ deficit:
Common stock, $0.0001 par value, 275,000,000 shares authorized and 36,944,935 and 16,019,256 issued and outstanding at June 30, 2024 and December 31, 2023, respectively	3,695	1,602
Preferred stock, $0.0001 par value, 75,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	23,579,089	14,888,593
Accumulated deficit	(55,431,704)	(46,766,324)
Total stockholders’ deficit	(31,848,920)	(31,876,129)
Total liabilities and stockholders’ deficit	$3,837,004	$5,288,486

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Operating income:
Revenue	$1,068,197	$1,193,321	$2,147,669	$2,370,382
Cost of revenue	330,008	379,294	711,388	791,520
Gross profit	738,189	814,027	1,436,281	1,578,862

Operating expenses:
General and administrative expenses	4,319,014	2,929,150	8,627,943	6,099,213
Depreciation expense	1,261	1,621	2,825	4,025
Total operating expenses	4,320,275	2,930,771	8,630,768	6,103,238

Operating loss	(3,582,086)	(2,116,744)	(7,194,487)	(4,524,376)

Other expenses (income):
GEM settlement fee expense	—	—	200,000	—
Other expense (income), net	64,145	(22,145)	60,027	(84,683)
Interest income	—	—	(10)	(111)
Interest expense	396,019	521,420	847,418	1,059,298
Interest expense - related party	385,474	552,403	962,987	935,687
Gain on extinguishment of liability	—	—	(527,980)	—
Loss on debt issuance	—	—	171,000	—
Change in fair value of warrant liability	(154,000)	—	(562,000)	—
Change in fair value of warrant liability - related party	(230,000)	—	(345,000)	—
Change in fair value of simple agreement for future equity	—	68,582	—	91,443
Change in fair value of simple agreement for future equity - related party	—	909,418	—	1,212,557
Change in fair value of bifurcated embedded derivative liabilities	—	(194,643)	—	(162,228)
Change in fair value of bifurcated embedded derivative liabilities - related party	—	(478,198)	—	(340,913)
Change in fair value of convertible notes	34,000	—	578,000	—
Yorkville prepayment premium expense	80,760	—	80,760	—
Total other expenses, net	576,398	1,356,837	1,465,202	2,711,050
Loss before income taxes	(4,158,484)	(3,473,581)	(8,659,689)	(7,235,426)
Income tax expense	6,624	12,472	5,691	15,749
Net loss	$(4,165,108)	$(3,486,053)	$(8,665,380)	$(7,251,175)

Net loss per share
Basic and diluted	$(0.15)	$(0.54)	$(0.39)	$(1.12)

Weighted average common shares outstanding
Basic and diluted	27,091,830	6,459,626	22,223,722	6,456,378

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Stockholders’ Deficit

for the Six Months Ended June 30, 2024 and 2023

	Series A Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance December 31, 2023	—	$—	16,019,256	$1,602	$14,888,593	$(46,766,324)	$(31,876,129)
Conversion of convertible notes - related party	—	—	890,611	89	2,540,002	—	2,540,091
Shares issued to Yorkville for convertible notes	—	—	2,233,735	223	1,666,777	—	1,667,000
Shares issued to Yorkville for commitment fee	—	—	710,025	71	499,929	—	500,000
Shares issued to Roth for advisory fee	—	—	175,000	18	278,815	—	278,833
Shares issued to GEM	—	—	139,470	14	99,986	—	100,000
Shares issued for marketing expense	—	—	153,492	15	194,920	—	194,935
Forfeiture of sponsor shares	—	—	(100,000)	(10)	10	—	—
Stock-based compensation	—	—	—	—	252,967	—	252,967
Net loss	—	—	—	—	—	(4,500,272)	(4,500,272)
Balance March 31, 2024	—	—	20,221,589	2,022	20,421,999	(51,266,596)	(30,842,575)
Issuance of common stock and warrants, net of issuance costs	—	—	5,227,780	523	1,854,295	—	1,854,818
Shares issued for exercise of Pre-Funded warrants	—	—	8,661,110	866	—	—	866
Shares issued to Yorkville for convertible notes	—	—	1,008,808	101	334,899	—	335,000
Shares issued to Yorkville for redemption premium	—	—	600,000	60	115,740	—	115,800
Shares issued to GEM	—	—	905,648	91	299,909	—	300,000
Shares issued for marketing expenses	—	—	320,000	32	139,805	—	139,837
Stock-based compensation	—	—	—	—	412,442	—	412,442
Net loss	—	—	—	—	—	(4,165,108)	(4,165,108)
Balance June 30, 2024	—	$—	36,944,935	$3,695	$23,579,089	$(55,431,704)	$(31,848,920)

	Series A Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance December 31, 2022	—	$—	6,445,599	$645	$8,245,359	$(32,360,062)	$(24,114,058)
Exercise of stock options	—	—	8,538	1	5,542	—	5,543
Stock-based compensation	—	—	—	—	402,448	—	402,448
Net loss	—	—	—	—	—	(3,765,122)	(3,765,122)
Balance March 31, 2023	—	—	6,454,137	646	8,653,349	(36,125,184)	(27,471,189)
Exercise of stock options	—	—	6,323	1	7,819	—	7,820
Stock-based compensation	—	—	—	—	218,539	—	218,539
Net loss	—	—	—	—	—	(3,486,053)	(3,486,053)
Balance June 30, 2023	—	$—	6,460,460	$647	$8,879,707	$(39,611,237)	$(30,730,883)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flow

	For the Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(8,665,380)	$(7,251,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	2,825	4,025
Provision for credit losses on accounts receivable	(2,191)	(68,285)
Non-cash share issuance for marketing expenses	175,334	—
Non-cash settlement of GEM commitment fee	200,000	—
Non-cash share issuance for Yorkville redemption premium	80,760	—
Non-cash interest expense	596,693	471,076
Non-cash interest expense - related party	175,517	214,830
Amortization of debt discount and issuance costs	68,459	272,670
Amortization of debt discount and issuance costs - related party	787,470	719,913
Amortization of operating lease right-of-use assets	87,579	86,320
Stock based compensation expense	665,409	620,987
Gain on extinguishment of liability	(527,980)	—
Loss on debt issuance	171,000	—
Change in fair value of warrant liability	(562,000)	—
Change in fair value of warrant liability - related party	(345,000)	—
Change in fair value of simple agreement for future equity	—	91,443
Change in fair value of simple agreement for future equity - related party	—	1,212,557
Change in fair value of bifurcated embedded derivative liabilities	—	(162,228)
Change in fair value of bifurcated embedded derivative liabilities - related party	—	(340,913)
Change in fair value of convertible promissory notes	578,000	—
Changes in operating assets and liabilities:
Accounts receivable	81,079	27,168
Prepaid expenses and other current assets	(180,343)	(93,137)
Deferred offering costs	—	(427,664)
Accounts payable	2,989,940	1,218,775
Deferred revenue	108,142	32,124
Accrued expenses	(123,399)	(336,332)
Operating lease liabilities	(152,335)	(138,804)
Earnout liability	(22,274)	(200,000)
Net cash used in operating activities	(3,812,695)	(4,046,650)
Cash flows from financing activities:
Payment of GEM commitment fee	(1,200,000)	—
Repayment of convertible notes (Yorkville)	(750,000)	—
Proceeds from Yorkville redemption premium	35,040	—
Proceeds from issuance of convertible notes, net of issuance costs	2,250,000	850,000
Proceeds from issuance of convertible notes, net of issuance costs - related party	—	2,583,000
Proceeds received for exercise of Pre-Funded warrants	866	—
Proceeds from issuance of common stock	1,854,818	13,362
Net cash provided by financing activities	2,190,724	3,446,362
Net decrease in cash	(1,621,971)	(600,288)
Cash at beginning of period	2,093,718	1,023,499
Cash at end of period	$471,747	$423,211
Supplemental disclosure of cash flow information:
Cash paid for interest	158,518	313,813
Cash paid for taxes	5,075	8,825
Non-cash investing and financing activities
Shares issued to Roth for advisory fee	278,833	—
Shares issued to GEM	400,000	—
Shares issued for marketing expenses	334,772	—
Settlement of GEM commitment fee	200,000	—
Shares issued to Yorkville for commitment fee	500,000	—
Shares issued to Yorkville for redemption premium	115,800
Shares issued for exercise of Pre-Funded warrants	866
Issuance of convertible promissory note - GEM	1,000,000	—
Conversion of convertible notes - Yorkville	2,002,000	—
Conversion of convertible notes - related party	2,540,091	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

1. Organization

The Business

Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by marketers to power webinars, trainings, virtual events, and on-demand video content.

Close of the Merger

On December 14, 2023 (the “Closing Date”), 7GC & Co. Holdings Inc. (“7GC”), our predecessor company, consummated the business combination pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Original Merger Agreement”), by and among 7GC, Banzai International, Inc. (“Legacy Banzai”), 7GC Merger Sub I, Inc., an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a direct wholly owned subsidiary of 7GC (“Second Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023 (the “Merger Agreement Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), by and between 7GC and Legacy Banzai.

Pursuant to the terms of the Merger Agreement, a business combination between 7GC and Legacy Banzai was effected through (a) the merger of First Merger Sub with and into Legacy Banzai, with Legacy Banzai surviving as a wholly-owned subsidiary of 7GC (Legacy Banzai, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) the subsequent merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Merger”). On the Closing Date, and in connection with the closing of the Merger (the “Closing”), 7GC changed its name to Banzai International, Inc.

Although 7GC was the legal acquirer of Legacy Banzai in the merger, Legacy Banzai is deemed to be the accounting acquirer, and the historical financial statements of Legacy Banzai became the basis for the historical financial statements of the Company upon the closing of the merger.

As a result, the financial statements included here reflect (i) the historical operating results of Legacy Banzai prior to the merger; (ii) the combined results of 7GC and Legacy Banzai following the close of the merger; (iii) the assets and liabilities of Legacy Banzai at their historical cost and (iv) the Legacy Banzai’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the merger.

The aggregate consideration payable to securityholders of Legacy Banzai at the Closing consisted of a number of shares of Class A Common Stock or shares of Class B Common Stock, and cash in lieu of any fractional shares of Class A Common Stock or shares of Class B Common Stock that would otherwise have been payable to any Legacy Banzai securityholders, equal to $100,000,000. See Note 4 - Reverse Merger Capitalization with 7GC & Co. Holdings Inc. for further details of the merger.

Emerging Growth Company

Upon closure of the Merger, the Company became an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies.

Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934, as amended (the “Exchange Act”). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies. Any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.

6

2. Going Concern

As of June 30, 2024 the Company had cash of approximately $0.5 million. For the six months ended June 30, 2024, the Company used approximately $3.8 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of June 30, 2024, the Company had an accumulated deficit of approximately $55.4 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured.

The Company’s plans include obtaining future debt and equity financings associated with the close of the Merger described in Note 4 - Reverse Merger Capitalization with 7GC & Co. Holdings Inc.. If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) for interim financial information and with the instructions to Form 10-Q of Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations of the SEC relating to interim financial statements. The December 31, 2023 balance sheet information was derived from the audited financial statements as of that date. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 1, 2024. The interim unaudited condensed consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form 10-K. In the opinion of management, all adjustments considered necessary for a fair statement of the financial statements, consisting solely of normal recurring adjustments, have been made. Operating results for the periods ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Warrant Liability - related party

The warrants originally issued in 7GC’s initial public offering (the “Public Warrants”) are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercise or expiration, and any change in fair value is recognized in the Company’s consolidated statements of operations.

The Public Warrants were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. Warrant liabilities are classified as current liabilities on the Company’s consolidated balance sheets.

7

Warrant Liability

The GEM Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion).

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share excludes, when applicable, the potential impact of stock options and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Numerator:
Net loss attributable to common stock—basic and diluted	$(4,165,108)	$(3,486,053)	$(8,665,380)	$(7,251,175)
Denominator:
Weighted average shares—basic and diluted	27,091,830	6,459,626	22,223,722	6,456,378
Net loss per share attributable to common stock—basic and diluted	$(0.15)	$(0.54)	$(0.39)	$(1.12)

Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of June 30,
	2024	2023
Options	1,682,456	670,247
RSUs	877,903	—
Public warrants	11,500,000	—
GEM warrants	828,533	—
Common warrants	13,888,890	—
Placement agent warrants	833,333	—
Total	29,611,115	670,247

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Note 7 - Fair Value Measurements and Note 11 - Debt for further detail.

Fair Value of Financial Instruments

In accordance with FASB ASC 820 Fair Value Measurements and Disclosures, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

8

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the three and six months ended June 30, 2024 and 2023. The carrying amount of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximated their fair values as of June 30, 2024 and December 31, 2023.

Recent Accounting Pronouncements

Recent accounting pronouncements not yet effective

In December 2023, the FASB issued ASU 2023-09 (Topic 740), Improvements to income tax disclosures, which enhances the disclosure requirements for the income tax rate reconciliation, domestic and foreign income taxes paid, requiring disclosure of disaggregated income taxes paid by jurisdiction, unrecognized tax benefits, and modifies other income tax-related disclosures. The amendments are effective for annual periods beginning after December 15, 2024. Early adoption is permitted and should be applied prospectively. The Company is currently evaluating the effect of adopting this guidance on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this update intend to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. This ASU requires disclosure of significant segment expenses that are regularly provided to the chief operating decision maker, the addition of a category for other segment items by reportable segment, that all annual segment disclosures be disclosed in interim periods, and other related segment disclosures. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the effect of adopting this guidance on its consolidated financial statements.

4. Reverse Merger Capitalization with 7GC & Co. Holdings Inc.

On December 14, 2023 (the “Closing Date”), Banzai consummated the previously announced Merger with 7GC, as a result of which Banzai became a wholly-owned subsidiary of 7GC. While 7GC was the legal acquirer of Banzai in the merger, for accounting purposes, Legacy Banzai was deemed to be the accounting acquirer in the merger. The determination was primarily based on Legacy Banzai’s stockholders having a majority of the voting power in the combined Company, Legacy Banzai having the ability to appoint a majority of the Board of Directors of the Company, Legacy Banzai’s existing management team comprising the senior management of the combined Company, Legacy Banzai comprising the ongoing operations of the combined Company and the combined Company assumed the name “Banzai International, Inc.”. Accordingly, for accounting purposes, the merger was treated as the equivalent of Legacy Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC are stated at historical cost, with no goodwill or other intangible assets recorded.

Retroactive Restatement for Conversion of Common Stock and Series A Preferred Stock by Applying Exchange Ratio

Upon the closing of the merger, holders of Legacy Banzai common stock and Series A preferred stock received shares of common stock in an amount determined by application of the Exchange Ratio. In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparable periods, prior to the merger, up to December 14, 2023, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Banzai’s stockholders in connection with the merger. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Banzai’s outstanding Series A preferred stock and Legacy Banzai’s common stock prior to the merger have been retroactively restated as shares reflecting the exchange ratio of approximately 0.6147 established in the merger. Legacy Banzai’s Series A preferred stock previously classified as temporary equity was retroactively adjusted, converted into common stock and reclassified to permanent equity as a result of the reverse recapitalization. The consolidated assets, liabilities, and results of operations prior to the merger are those of Legacy Banzai.

The aggregate consideration payable to securityholders of Banzai at the Closing Date was equal to $100,000,000. Holders of 3,207,428 shares of 7GC’s Class A common stock, par value $0.0001 per share (“7GC Class A Common Stock”), exercised their right to redeem their shares for cash at a redemption price of approximately $10.76 per share, for an aggregate redemption amount of $34,524,065. Immediately prior to the Closing Date, each share of Banzai’s Preferred Stock that was issued and outstanding was automatically converted into one share of Banzai’s Class A Common Stock, par value $0.0001 per share. Each share of Banzai’s Class B Common Stock that was not held by the Chief Executive Officer of the Company converted to one share of Banzai’s Class A Common Stock, while the Chief Executive Officer received Class B Common Stock.

9

On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time was cancelled and no consideration was delivered therefore.

Upon the closing of the merger, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 350,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 75,000,000 shares of Preferred Stock, all having a par value of $0.0001 per share. As of June 30, 2024, there were 36,944,935 shares of Common Stock and no shares of Preferred Stock outstanding.

Effect of Merger on Class A and Class B Common Stock

Upon the Close of the Merger, holders of Legacy Banzai common stock and Series A preferred stock were converted into shares of common stock in an amount determined by application of the Exchange Ratio. As noted above, the equity structure has been restated in all comparable periods, prior to the Merger, up to December 14, 2023, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Banzai’s stockholders in connection with the Merger.

5. Related Party Transactions

7GC Related Party Promissory Notes

On December 21, 2022, 7GC issued an unsecured promissory note (the “December 2022 7GC Note”) to the Sponsor, 7GC & Co. Holdings LLC, which provides for borrowings from time to time of up to an aggregate of $2,300,000. The December 2022 7GC Note does not bear interest. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the December 2022 7GC Note, in whole or in part, into that number of shares of Class A common stock, $0.0001 par value per share, of 7GC (the “Converted Shares”) equal to the principal amount of the December 2022 7GC Note so converted divided by $10.00.

On October 3, 2023, 7GC issued an additional unsecured promissory note (the “October 2023 7GC Note”, together with the December 2022 7GC Note, the “ 7GC Promissory Notes”) to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $500,000 for working capital purposes. The October 2023 7GC Note does not bear interest. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the October 2023 7GC Note, in whole or in part, into that number of the Converted Shares, equal to the principal amount of the October 2023 7GC Note so converted divided by $10.00.

Upon Closing of the Merger, Banzai assumed the 7GC Promissory Notes which subsequently converted on February 2, 2024. At the date of conversion, the total balance of the Notes converted was $2,540,092.

Due to Related Party of 7GC

During the year ended December 31, 2023, the Sponsor paid certain expenses on behalf of 7GC. Upon Closing of the Merger, Banzai assumed the $67,118 liability. As of June 30, 2024, the entire balance remained outstanding and is included within due to related party under current liabilities on the accompanying unaudited condensed consolidated balance sheet.

Legacy Banzai Related Party Transactions

During 2023, Legacy Banzai issued Promissory Notes and Convertible Notes to related parties. See Note 11 - Debt for further details related to these transactions and associated balances.

6. Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

The Company’s services include providing end-to-end video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person marketing campaigns.

10

As noted within the SOW’s and invoices, agreements range from monthly to annual and Banzai generally provides for net 30-day payment terms with the payment made directly through check or electronic means.

Banzai’s Management believes its exposure to credit risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.

Nature of Products and Services

The following is a description of the Company’s products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:

Demio

The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.

Reach

While the Reach product is in the process of being phased out, the Company continues to generate revenues from the product. The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.

Disaggregation of Revenue

The following table summarizes revenue by region based on the billing address of customers for the three months ended June 30, 2024 and 2023:

	Three Months Ended June 30,
	2024		2023
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$587,712	55%	$704,626	59%
Europe, Middle East and Africa (EMEA)	360,666	34%	389,318	33%
Asia Pacific	119,819	11%	99,377	8%
Total	$1,068,197	100%	$1,193,321	100%

The following table summarizes revenue by region based on the billing address of customers for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024		2023
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$1,170,539	55%	$1,374,401	62%
Europe, Middle East and Africa (EMEA)	746,916	34%	797,228	30%
Asia Pacific	230,214	11%	198,753	8%
Total	$2,147,669	100%	$2,370,382	100%

11

Contract Balances

Accounts Receivable, Net

A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	Opening Balance	Closing Balance	Opening Balance	Closing Balance
	1/1/2024	6/30/2024	1/1/2023	6/30/2023
Accounts receivable, net	$105,049	$26,161	$68,416	$109,533

Costs to Obtain a Contract

Sales commissions, the principal costs incurred to obtain a contract, are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract’s term. For the three and six months ended June 30, 2024, commission expenses were $61,146 and $143,288, respectively. For the three and six months ended June 30, 2023, commission expenses were $91,243 and $190,619, respectively.

Capitalized commissions at June 30, 2024 and December 31, 2023 were $39,144 and $51,472, respectively, and are included within prepaid expenses and other current assets on the condensed consolidated balance sheets.

The following summarizes the Costs to obtain a contract activity during the three and six months ended June 30, 2024:

Balance - December 31, 2023	$51,472
Commissions Incurred	31,610
Deferred Commissions Recognized	(44,620)
Balance - March 31, 2024	38,462
Commissions Incurred	48,316
Deferred Commissions Recognized	(47,634)
Balance - June 30, 2024	$39,144

The following summarizes the Costs to obtain a contract activity during the three and six months ended June 30, 2023:

Balance - December 31, 2022	$69,737
Commissions Incurred	88,928
Deferred Commissions Recognized	(104,289)
Balance - March 31, 2023	54,376
Commissions Incurred	60,777
Deferred Commissions Recognized	(75,001)
Balance - June 30, 2023	$40,152

7. Fair Value Measurements

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the periods ended June 30, 2024 and the year ended December 31, 2023. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Non-recurring Basis

The fair value of non-financial assets measured at fair value on a non-recurring basis, classified as Level 3 in the fair value hierarchy, is determined based on using market-based approaches, or estimates of discounted expected future cash flows.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 Fair Value Measurements and Disclosures for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the Public Warrants liabilities represent Level 1 measurements. The estimated fair value of the convertible notes bifurcated embedded derivative liabilities, GEM warrant liabilities, Yorkville convertible note, and SAFE represent Level 3 measurements.

12

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at June 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2024	December 31, 2023
Liabilities:
Warrant liabilities - public	1	$230,000	$575,000
GEM warrant liabilities	3	$79,000	$641,000
Yorkville convertible note	3	$2,013,000	$1,766,000

Warrant Liability - Public Warrants

The Company assumed 11,500,000 Public Warrants in the Merger which were outstanding as of June 30, 2024 and December 31, 2023. The fair values of the Public Warrants are measured based on the listed market price of such warrants through June 30, 2024. See Note 12 - Warrant Liabilities for further details.

As of June 30, 2024, the Company recognized a benefit of approximately $345,000 resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of warrant liabilities - related party in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the Public Warrants liability which are Level 1 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$575,000
Change in fair value	(115,000)
Balance at March 31, 2024	460,000
Change in fair value	(230,000)
Balance at June 30, 2024	$230,000

Warrant Liability - GEM Warrants

The measurement of fair value of the GEM Warrants were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). Refer to Note 12 - Warrant Liabilities for further details.

As of June 30, 2024, the Company recognized a benefit of approximately $562,000, resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of warrant liabilities in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the GEM Warrants liability which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$641,000
Change in fair value	(408,000)
Balance at March 31, 2024	233,000
Change in fair value	(154,000)
Balance at June 30, 2024	$79,000

Yorkville Convertible Notes

The measurement of fair value of the Yorkville convertible notes were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, term, volatility, risk-free rate, and probability of optional redemption). Refer to Note 11 - Debt for further details.

13

As of June 30, 2024, the Company recognized a loss of approximately $578,000 resulting from changes in the fair value of the Yorkville convertible notes, presented as change in fair value of convertible promissory notes in the accompanying condensed consolidated statements of operations.

The following tables set forth a summary of the changes in the fair value of the Yorkville convertible notes which is a Level 3 financial liability measured at fair value on a recurring basis:

Fair Value
Balance at December 31, 2023	$1,766,000
Issuance of Yorkville convertible note	2,250,000
Loss on debt issuance	171,000
Payment in shares to settle Yorkville convertible notes	(1,667,000)
Change in fair value	544,000
Balance at March 31, 2024	3,064,000
Payment in shares to settle Yorkville convertible notes	(335,000)
Repayment in cash of Yorkville convertible notes	(750,000)
Change in fair value	34,000
Balance at June 30, 2024	$2,013,000

Bifurcated Embedded Derivative Liabilities

The fair value of the embedded put options, relating to the Convertible Notes - Related Party, Convertible Notes, and Term and Convertible Notes (CP BF), was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. On December 14, 2023, all outstanding principal and accrued interest, including the carrying value of any related embedded derivative, related to the Related Party Convertible Notes and Third Party Convertible Notes converted into the Company’s Class A Common Stock pursuant to the close of the Merger Agreement. Upon the conversion described above, the bifurcated embedded derivative liabilities were $0 as of June 30, 2024 and December 31, 2023, respectively. Refer to Note 11 - Debt for further details.

The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative liabilities for the six months ended June 30, 2023, related to the Related Party and Third Party Convertible Debt, respectively, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2022	$1,936,827	$845,473
Issuance of convertible notes with bifurcated embedded derivative	707,000	—
Change in fair value	137,285	32,415
Balance at March 31, 2023	2,781,112	877,888
Issuance of convertible notes with bifurcated embedded derivative	419,451	330,390
Change in fair value	(478,198)	(194,643)
Balance at June 30, 2023	$2,722,365	$1,013,635

14

Simple Agreements for Future Equity (SAFE)

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements (the “SAFEs”). In the event of an Equity Financing (as defined in the SAFEs agreements), the SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The number of shares required to be issued to settle the SAFEs at the equity financing is variable, because that number will be determined by the discounted fair value of the Company’s equity shares on the date of settlement (i.e., Discount Price). Regardless of the fair value of the shares on the date of settlement, the holder will receive a fixed monetary value based on the Purchase Amount of the SAFE. If there is a Liquidity Event or SPAC Transaction before the settlement or termination of the SAFEs, the SAFEs will automatically be entitled to receive a portion of Proceeds, due and payable immediately prior to, or concurrent with, the consummation of such Liquidity Event or SPAC Transaction, equal to the greater of (i) two times (2x) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (as defined in the SAFEs agreements). Refer to Note 13 - Simple Agreements for Future Equity for additional information related to the Company’s SAFEs.

The fair value of the SAFEs was determined using a scenario-based method for the pre-modification SAFE’s and a Monte Carlo simulation method for the post-modification SAFEs. The value of the SAFE liability as of December 31, 2023 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the SAFEs on the date of issuance was determined to be $3,836,000. On December 14, 2023, all outstanding principal related to the Third Party SAFEs and Related Party SAFEs converted into the Company’s Class A Common Stock pursuant to the close of the Merger Agreement. Upon the conversion described above, the SAFEs were $0 as of June 30, 2024 and December 31, 2023, respectively. Refer to Note 13 - Simple Agreements for Future Equity for further details.

The following tables set forth a summary of the activity of the Related Party and Third Party SAFE liabilities, respectively (See Note 13 - Simple Agreements for Future Equity for further detail), which represents a recurring fair value measurement at the end of the relevant reporting period:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2022	$8,802,196	$663,804
Change in fair value	303,139	22,861
Balance at March 31, 2023	9,105,335	686,665
Change in fair value	909,418	68,582
Balance at June 30, 2023	$10,014,753	$755,247

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at the dates indicated:

	June 30, 2024	December 31, 2023
Prepaid expenses and other current assets:
Service Trade	$302,055	$364,384
Prepaid insurance costs	282,265	17,661
Prepaid advertising and marketing costs	259,438	11,074
Prepaid software costs	97,912	29,887
Prepaid commissions	39,144	51,472
Prepaid data license and subscription costs	34,375	53,124
Prepaid merchant fees	28,488	26,224
Prepaid consulting costs	26,539	120,332
Other current assets	10,720	66,997
Total prepaid expenses and other current assets	$1,080,936	$741,155

15

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at the dates indicated:

	June 30, 2024	December 31, 2023
Accrued expenses and other current liabilities:
Accrued accounting and professional services costs	$2,458,192	$1,511,889
Accrued subscription costs	510,549	22,110
Sales tax payable	363,883	314,873
Excise tax payable	223,717	223,717
Accrued legal costs	159,417	2,694,439
Accrued payroll and benefit costs	123,335	185,504
Deposits	52,000	54,102
Accrued streaming service costs	48,218	37,765
Other current liabilities	324,717	149,841
Total accrued expenses and other current liabilities	$4,264,028	$5,194,240

10. Deferred Revenue

Deferred revenue represents amounts that have been collected in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the consolidated statement of operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant. For the six months ended June 30, 2024 and 2023, the Company recognized $861,496 and $887,219 in revenue that was included in the prior year deferred revenue balance, respectively.

The change in deferred revenue was as follows for the periods indicated:

	Six Months Ended	Year Ended
	June 30, 2024	December 31, 2023
Deferred revenue, beginning of period	$1,214,096	$930,436
Billings	2,255,811	4,781,924
Revenue recognized (prior year deferred revenue)	(861,496)	(930,436)
Revenue recognized (current year deferred revenue)	(1,286,173)	(3,567,828)
Deferred revenue, end of period	$1,322,238	$1,214,096

The deferred revenue balance is short-term and included under current liabilities on the accompanying unaudited condensed consolidated balance sheet.

11. Debt

Convertible Notes

Convertible Notes - Related Party

During 2022 and 2023, the Company issued subordinated convertible promissory notes to related parties Alco Investment Company (“Alco”), Mason Ward, DNX, and William Bryant. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A preferred stock. DNX held in excess of 5% of the issued equity of the Company, through its ownership of Series A preferred stock. William Bryant became a member of the Board of Directors upon completion of the Merger. The Related Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement).

For the three and six months ended June 30, 2023, the Company recorded a $707,000 and $1,126,451, respectively, debt discount upon issuance of additional Related Party Convertible Notes. For the three months ended June 30, 2023, interest expense on the Related Party Convertible Notes totaled $552,403, comprised of $125,352 of contractual interest and $427,051 for the amortization of the discount. For the six months ended June 30, 2023, interest expense on the Related Party Convertible Notes totaled $935,687, comprised of $215,774 of contractual interest and $719,913 for the amortization of the discount.

16

March 2023 Amendment

In March 2023, the Related Party Convertible Notes were amended to extend the maturity to December 31, 2023. The Company evaluated the terms of the First Amendment in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the First Amendment. Accordingly, the Company accounted for the First Amendment as a troubled debt restructuring. As a result, the Company accounted for the troubled debt restructuring by calculating a new effective interest rate for the First Amendment based on the carrying amount of the debt and the present value of the revised future cash flow payment stream. The troubled debt restructuring did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

Convertible Notes - Third Party

During 2022 and 2023, the Company issued additional subordinated convertible notes (the “Third Party Convertible Notes”). The Third Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement).

For the three and six months ended June 30, 2023, the Company recorded a $0 and $330,390, respectively, debt discount upon issuance of additional Third Party Convertible Notes. For the three months ended June 30, 2023, interest expense on the Third Party Convertible Notes totaled $142,353, comprised of $37,845 of contractual interest and $104,508 for the amortization of the discount. For the six months ended June 30, 2023, interest expense on the Third Party Convertible Notes totaled $293,977, comprised of $72,562 of contractual interest and $221,415 for the amortization of the discount.

March 2023 Amendment

In March 2023, the Third Party Convertible Notes were amended to extend the maturity to December 31, 2023. The Company evaluated the terms of the First Amendment in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the First Amendment. Accordingly, the Company accounted for the First Amendment as a troubled debt restructuring. As a result, the Company accounted for the troubled debt restructuring by calculating a new effective interest rate for the First Amendment based on the carrying amount of the debt and the present value of the revised future cash flow payment stream. The troubled debt restructuring did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of December 31, 2023:

	Related Party	Third Party
Face value of the convertible notes	$6,783,538	$3,196,206
Debt discount, net	(131,867)	(83,688)
Carrying value of the convertible notes	6,651,671	3,112,518
Accrued interest	619,697	233,714
Conversion of convertible notes	(7,271,368)	(3,346,232)
Total convertible notes and accrued interest	$—	$—

Promissory Notes

Promissory Notes - Related Party

On August 30, 2023, the Company issued a subordinate promissory note (“Alco August Promissory Note”) in the aggregate principal amount of $150,000 to Alco Investment Company, a related party. Alco held its ownership of over 10% of the issued equity of the Company, through its ownership of Series A preferred stock. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on April 29, 2024. The Company recorded a $3,711 debt discount upon issuance of the Alco August Promissory Note. For the three months ended June 30, 2024, interest expense on the Alco August Promissory Note totaled $2,908, comprised of $2,992 of contractual accrued interest and ($84) for the amortization of the discount. For the six months ended June 30, 2024, interest expense on the Alco August Promissory Note totaled $8,357, comprised of $5,983 of contractual accrued interest and $2,374 for the amortization of the discount. As of June 30, 2024 and December 31, 2023, $150,000 of principal and $10,027 and $4,044, respectively, of accrued interest is outstanding under the Alco August Promissory Note recorded in note payable - related party on the balance sheets.

On September 13, 2023, the Company issued a subordinate promissory note (“Alco September Promissory Note”) in the aggregate principal amount of up to $1,500,000 to Alco Investment Company, a related party. The Alco September Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on September 30, 2024. The Company recorded $8,588 of debt issuance costs and a $638,808 debt discount upon issuance of the Alco September Promissory Note, relating to the share transfer agreements, see below. For the three months ended June 30, 2024, interest expense on the Alco September Promissory Note totaled $95,935, comprised of $29,918 of contractual accrued interest and $66,017 for the amortization of the discount. For the six months ended June 30, 2024, interest expense on the Alco September Promissory Note totaled $187,498, comprised of $59,836 of contractual accrued interest and $127,662 for the amortization of the discount. As of June 30, 2024 and December 31, 2023, $1,500,000 of principal and $90,411 and $30,575, respectively, of accrued interest is outstanding under the Alco September Promissory Note recorded in note payable - related party on the balance sheets.

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On November 16, 2023, the Company issued a subordinate promissory note (“Alco November Promissory Note”) in the aggregate principal amount of up to $750,000 to Alco Investment Company, a related party. The Alco November Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on April 13, 2024. The Company recorded a $363,905 debt discount upon issuance of the Alco November Promissory Note relating to the share transfer agreements, see below. For the three months ended June 30, 2024, interest expense on the Alco November Promissory Note totaled ($31,036), comprised of $14,959 of contractual accrued interest and ($45,995) for the amortization of the discount. For the six months ended June 30, 2024, interest expense on the Alco November Promissory Note totaled $217,249, comprised of $29,918 of contractual accrued interest and $187,331 for the amortization of the discount. As of June 30, 2024 and December 31, 2023, $750,000 of principal and $37,315 and $7,397, respectively, of accrued interest is outstanding under the Alco November Promissory Note recorded in note payable - related party on the consolidated balance sheets.

On December 13, 2023, the Company issued a subordinate promissory note (“Alco December Promissory Note”) in the aggregate principal amount of up to $2,000,000 to Alco Investment Company, a related party. The Alco December Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on December 31, 2024. The Company recorded a $1,496,252 debt discount upon issuance of the Alco December Promissory Note, relating to the share transfer agreements, see below. For the three months ended June 30, 2024, interest expense on the Alco December Promissory Note totaled $317,667, comprised of $39,890 of contractual accrued interest and $277,777 for the amortization of the discount. For the six months ended June 30, 2024, interest expense on the Alco December Promissory Note totaled $549,883, comprised of $79,780 of contractual accrued interest and $470,103 for the amortization of the discount. As of June 30, 2024 and December 31, 2023, $2,000,000 of principal and $87,670 and $7,890, respectively, of accrued interest is outstanding under the Alco December Promissory Note recorded in note payable – related party on the consolidated balance sheets.

In connection with the issuances of the Alco September, November, and December Promissory Notes, the Company, 7GC and the Sponsor entered into share transfer agreements (the “Alco Share Transfer Agreements”) with Alco Investment Company. Pursuant to which for each $10.00 in principal borrowed under the Alco September and November Promissory Notes, the Sponsor agreed to forfeit one share of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive one New Banzai Class A Share. For each $10.00 in principal borrowed under the December Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three New Banzai Class A Shares. Such forfeited and issued shares under the Alco September, November, and December Promissory Notes are capped at an amount equal to 150,000, 75,000, and 600,000, respectively. Pursuant to the Alco Share Transfer Agreements, the shares are subject to an 180-day lock-up period upon issuance of the shares.

For the Alco Share Transfer Agreements, the Company considered the guidance under ASC 815, Derivatives and Hedging, and determined that the Investor Shares underlying each of the Share Transfer Agreements described above, met the definition of a freestanding financial instrument and are not precluded from being considered indexed to the Company’s common stock. The Company determined that these shares represent a freestanding equity contract issued to the lender, resulting in a discount recorded on the notes when they are issued.

Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized if the contracts continue to be classified in equity. The measurement of fair value was determined utilizing various put option models in estimating the discount lack of marketability (the “DLOM”) applied to the public share price as the shares underlying each of the Share Transfer Agreements are subject to a lock-up period pursuant to each agreement, to estimate the fair value of the shares transferred. Option pricing models assume that the cost to purchase a stock option relates directly to the measurement of the DLOM. The logic behind these models is that investors may be able to quantify this price risk, due to lack of marketability, over a particular holding period where price volatility is usually estimated as a proxy for risk. The inputs and assumptions utilized in the fair value estimation included the Company’s stock price on the measurement date, a DLOM as described above, the number of shares pursuant to each Share Transfer Agreement, and a probability weighted factor for the Company’s expected percentage of completing its Business Combination, at each Share Transfer Agreement date.

For the Alco September Promissory Note, of which $1,000,000 was drawn on September 13, 2023, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 272 days (approximately 0.77 years) measured from the date of issuance of the $1,000,000 of proceeds under the September Note through the issuance of the shares under the Alco October Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 54.0%; and a risk-free rate commensurate with the term of 5.3%. The put option models provided a DLOM range of 10.7% to 16.0% and the concluded DLOM was estimated to be 12.5%. The Company’s expected percentage of completing the Merger on this date was 80%.

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For the remaining $500,000 drawn on the Alco September Promissory Note on October 3, 2023, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 252 days (approximately 0.72 years) measured from the date of issuance of the remaining $500,000 of proceeds under the September Note through the issuance of the shares under the Alco October Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 52.0%; and a risk-free rate commensurate with the term of 5.4%. The put option models provided a DLOM range of 10.0% to 15.0% and the concluded DLOM was estimated to be 11.5%. The Company’s expected percentage of completing the Merger on this date was 80%.

For the Alco November Promissory Note, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 208 days (approximately 0.60 years) measured from the issuance date of the November Note through the issuance of the shares under the November 2023 Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 54.0%; and a risk-free rate commensurate with the term of 5.2%. The put option models provided a DLOM range of 9.5% to 15.0% and the concluded DLOM was estimated to be 11.5%. The Company’s expected percentage of completing the Merger on this date was 100%.

For the Alco December Promissory Note, the DLOM was estimated using the put option models described above and the following assumptions: a holding period for the shares of 180 days (approximately 0.49 years) measured from the issuance date of the December Note through the issuance of the shares under the December 2023 Share Transfer Agreement on December 14, 2023 at which time the 180-day lock-up period commenced; a re-levered equity volatility estimated using guideline public companies of 47.0%; and a risk-free rate commensurate with the term of 5.2%. The put option models provided a DLOM range of 7.5% to 12.0% and the concluded DLOM was estimated to be 9.0%. The Company’s expected percentage of completing its Business Combination on this date was 100%.

April 2024 and May 2024 Amendment

On April 18, 2024, the Company amended the Alco August Promissory Note and Alco November Promissory Note to extend the maturity dates of each note to May 31, 2024 (the “Alco April 2024 Amendment”). On May 30, 2024, both parties agreed to again amend the Alco August Promissory Note and Alco November Promissory Note to further amend the maturity date to the earlier of (a) August 29, 2024 or (b) the closing of the next transaction (an “Offering”) in which the Company sells any of its Common Stock for cash with net proceeds of $4,000,000 or greater or if the holder acquires Common Stock in an amount not less than the then outstanding balance of the Alco August Promissory Note and Alco November Promissory Note (the “Alco May 2024 Amendment”). The Company evaluated the terms of both the Alco April 2024 Amendment and Alco May 2024 Amendment (the “Alco 2024 Amendments”) in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the Alco 2024 Amendments. Accordingly, the Company accounted for the Alco 2024 Amendments as troubled debt restructurings. As a result, the Company accounted for the troubled debt restructurings by calculating a new effective interest rate for the Alco 2024 Amendments based on the carrying amount of the debt and the present value of the revised future cash flows payment streams. The troubled debt restructurings did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

Promissory Notes - 7GC

The Company assumed two promissory notes in connection with the Merger which remained outstanding as of December 31, 2023. On February 9, 2024, the $2,540,091 balance was converted into 890,611 shares the Company’s Class A Common Stock pursuant to the terms in the 7GC Promissory Notes.

Promissory Note - GEM

On December 14, 2023, the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) agreed to terminate in its entirety the GEM Agreement, pursuant to which GEM was to purchase from the Company shares of common stock having an aggregate value up to $100,000,000 and the Company was required to make and execute a warrant (“GEM Warrant”). The Company’s obligation to issue the GEM Warrant remained, granting GEM the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of December 31, 2023, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

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On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 2,000,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note.

As of June 30, 2024, the Company has issued an aggregate of 1,045,118 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and the remaining balance of the GEM Promissory Note as of June 30, 2024 is $600,000 recorded in the convertible notes line on the unaudited consolidated balance sheet.

Convertible Promissory Notes (Yorkville)

On December 14, 2023, in connection with and pursuant to the terms of its Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), (refer to Note 15 - Equity for further details), Yorkville agreed to advance to the Company, in exchange for convertible promissory notes, an aggregate principal amount of up to $3,500,000, $2,000,000 of which was funded at the Closing in exchange for the issuance by the Company of a Convertible Promissory Note (the “December Yorkville Convertible Note”). The Company received net proceeds of $1,800,000 after a non-cash original issue discount of $200,000.

On February 5, 2024, the Company and Yorkville entered into a supplemental agreement (the “SEPA Supplemental Agreement”) to increase the amount of convertible promissory notes allowed to be issued under SEPA by $1,000,000 (the “Additional Pre-Paid Advance Amount”), for an aggregate principal amount of $4,500,000 to be advanced by Yorkville to the Company in the form of convertible promissory notes. On February 5, 2024 in exchange for a promissory note in the principal amount of $1,000,000 (the “February Yorkville Promissory Note”), with the same terms as the December Yorkville Convertible Note, the Company received net proceeds of $900,000 after a non-cash original issue discount of $100,000.

On March 26, 2024, the Company, in exchange for a convertible promissory note with a principal amount of $1,500,000 (the “March Yorkville Promissory Note” and, together with the December Yorkville Convertible Note and February Yorkville Promissory Note the” Yorkville Promissory Notes”), received net proceeds of $1,250,000 after a non-cash original issue discount of $250,000 from Yorkville.

On May 3, 2024, the Company and Yorkville entered into a Debt Repayment Agreement (the “Original Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes. Under the Original Debt Repayment Agreement, Yorkville agreed that, upon completion of a Company registered offering and repayment of an aggregate $2,000,000 outstanding under the Yorkville Promissory Notes (the “Original Repayment Amount”), Yorkville would not deliver to the Company any Investor Notice (as defined in the SEPA) and would not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter. Under the Original Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $200,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Company’s Class A common stock, par value $0.0001 per share. The Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024.

On May 22, 2024, the Company and Yorkville entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes, which amends and restates the Original Debt Repayment Agreement. Under the Amended Debt Repayment Agreement, Yorkville has agreed that, upon completion of a registered offering and repayment of an aggregate $750,000 outstanding under the Yorkville Promissory Notes (the “Amended Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter (the “Stand-still Period”); provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Promissory Notes after a period of 60 days following the closing of the offering. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice for shares of Class A Common Stock (the “Q2 Prepayment Premium”). The Amended Debt Repayment Agreement was conditioned on the completion of the offering by May 29, 2024, which condition was satisfied upon the closing of the offering on May 28, 2024 (the “May 2024 Offering”).

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Pursuant to the terms of the Amended Repayment Agreement, the Company made a cash principal payment of $750,000 on May 31, 2024 (the “Repayment Date”), and issued an Advance Notice for the purchase of 600,000 shares of Class A Common Stock (the “Premium Advance Shares”) (representing the number of shares the Company reasonably believed would be sufficient to result in net proceeds of $75,000 as of the Repayment Date) (the “Premium Advance”). The total purchase price for the Premium Advance was $110,040, of which $75,000 was applied in satisfaction of the Payment Premium, and the remaining $35,040 was paid by Yorkville to the Company in cash (the “Cash Surplus”). The Premium Advance Shares were recorded at fair value totaling $115,800 on the Repayment Date, and the excess of fair value over the Cash Surplus was recorded to the consolidated statement of operations in line Yorkville prepayment premium expense.

The Yorkville Promissory Notes have a maturity date (as modified by the Amended Debt Repayment Agreement) of September 25, 2024, and accrue interest at 0% per annum, subject to an increase to 18% per annum upon events of default as defined in the agreement. As of June 30, 2024, no events of default have occurred.

Yorkville has the right to convert any portion of the outstanding principal into shares of Class A common stock at any time subsequent to the Stand-still Period through maturity. The number of shares issuable upon conversion is equal to the amount of principal to be converted (as specified by Yorkville) divided by the Conversion Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 15). Yorkville will not have the right to convert any portion of the principal to the extent that after giving effect to such conversion, Yorkville would beneficially own in excess of 9.99% of the total number of shares of Class A common stock outstanding after giving effect to such conversion.

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Class A common stock is less than the Fixed Price.

Upon the occurrence of certain triggering events, as defined in the Yorkville Promissory Notes agreement (each an “Amortization Event”), the Company may be required to make monthly repayments of amounts outstanding under the Yorkville Promissory Notes, with each monthly repayment to be in an amount equal to the sum of (x) $1,000,000, plus (y) 10% in respect of such amount, and (z) all outstanding accrued and unpaid interest as of each payment date.

During January 2024, the Company’s stock price per share fell below the then in effect Floor Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 15) of $2.00 for five trading days during a period of seven consecutive trading days (an Amortization Event under the terms of the December Yorkville Convertible Note agreement), thus triggering amortization payments under the terms of the December Yorkville Convertible Note. On January 24, 2024, Yorkville agreed to waive the Amortization Event trigger, prior to the date upon which any amortization payment would have been required. As discussed in the definitions below, the Floor Price was reset on February 14, 2024, in conjunction with the effective date of the Company’s Registration Statement, at a price of $0.294 per share of Common Stock, thus curing the Amortization Event condition.

During the three and six months ended June 30, 2024, $300,000 and $800,000 of principal under the December Yorkville Convertible Note, respectively, was converted into 1,008,808 and 1,797,019 shares of Class A Common stock of the Company, respectively. During the six months ended June 30, 2024, the full principal amount of $1,000,000 under the February Yorkville Promissory Note was converted into 1,445,524 Class A Common stock of the Company.

As of June 30, 2024 and December 31, 2023, the principal amount outstanding under the Yorkville Promissory Notes was $1,950,000 and $2,000,000, respectively. During the three and six months ended June 30, 2024, the Company recorded interest expense of $80,760 in connection with the Yorkville Promissory Notes, all of which was related to the Premium Advance.

The Yorkville Promissory Notes are required to be measured at fair value pursuant to ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) at the date of issuances and in subsequent reporting periods, due to the variable share-settled feature described above in which, if converted, the value to be received by Yorkville fluctuates based on something other than the fair value of the Company’s common stock. The fair value of the Yorkville Promissory Notes as of June 30, 2024 and December 31, 2023 was $2,013,000 and $1,766,000, respectively. The Company used a Monte Carlo simulation model in order to determine the Yorkville Promissory Note’s fair value at December 31, 2023, with the following inputs: the fair value of the Company’s common stock of $1.88 on December 31, 2023, estimated equity volatility of 71%, the time to maturity of 0.46 years, a discounted market interest rate of 14%, a risk free rate of 5.28%, and probability of optional redemption 10.0%.

During the three and six months ended June 30, 2024, the Company recorded a loss of $34,000 and $578,000, respectively, related to the change in fair value of the Yorkville Promissory Notes liability, respectively. The Company used Monte Carlo simulation models in order to determine the Yorkville Promissory Note’s fair value at June 30, 2024, with the following inputs: the fair value of the Company’s common stock of $0.17 on June 30, 2024, estimated equity volatility of 125%, the time to maturity of 0.24 years, a discounted market interest rate of 20.6%, a risk free rate of 5.48%, and probability of optional redemption 75.0%.

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Term and Convertible Notes (CP BF)

During 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) comprised of a Term Note and a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind (“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date.

For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.

The effective interest rate for the Term Note was 16% for three and six months ended June 30, 2024 and 2023. For the three and six months ended June 30, 2024, interest expense on the Term Note totaled $294,613 and $586,940, respectively, comprised of $267,359 and $533,707, respectively, of contractual interest and $27,254 and $53,233, respectively, for the amortization of the discount. For the three and six months ended June 30, 2023, interest expense on the Term Note totaled $284,097 and $562,261, respectively, comprised of $264,320 and $523,763, respectively, of contractual interest and $19,777 and $38,498 respectively, for the amortization of the discount.

The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Note was 16% for the three and six months ended June 30, 2024 and 2023. For the three and six months ended June 30, 2024, interest expense on the Convertible Notes totaled $121,448 and $237,859, respectively, comprised of $112,908 and $221,504, respectively, of contractual interest and $8,540 and $16,355, respectively, for the amortization of the discount. For the three and six months ended June 30, 2023, interest expense on the Convertible Notes totaled $101,719 and $200,151, respectively, comprised of $95,534 and $187,394, respectively, of contractual interest and $6,185 and $12,757, respectively, for the amortization of the discount.

The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

The following table presents the CP BF convertible notes as of June 30, 2024:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(26,757)
Carrying value of the CB BF convertible notes	1,794,588
Accrued interest	1,135,983
Total CB BF convertible notes and accrued interest	$2,930,571

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The following table presents the CP BF convertible notes as of December 31, 2023:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(41,983)
Carrying value of the CB BF convertible notes	1,779,362
Accrued interest	914,479
Total CB BF convertible notes and accrued interest	$2,693,841

The following table presents the CP BF term note as of June 30, 2024:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(76,353)
Carrying value of the CB BF term note	6,423,647
Accrued interest	664,562
Total CB BF term note and accrued interest	$7,088,209

The following table presents the CP BF term note as of December 31, 2023:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(129,586)
Carrying value of the CB BF term note	6,370,414
Accrued interest	289,373
Total CB BF term note and accrued interest	$6,659,787

12. Warrant Liabilities

Public Warrants

The Company assumed 11,500,000 Public Warrants in the Merger which remained outstanding as of June 30, 2024. The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the Merger Closing Date. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. The Resale Registration statement went effective on February 14, 2024. As the Resale Registration Statement was declared effective within the contractual 60-day term upon closing of the Merger, no “cashless basis” exercises were triggered during the period ended June 30, 2024.

Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $18.00

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the closing price per share of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

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The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants—Public Stockholder Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

GEM Financing Arrangement

In association with the GEM Letter, see Note 11 - Debt for further details, at Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant granting GEM the right to purchase 828,533 shares at an exercise price of $6.49 per share. The exercise price will be adjusted to 105% of the then-current exercise price if on the one-year anniversary date of the Effective Time, the GEM Warrant has not been exercised in full and the average closing price per share of Class A Common Stock for the 10 days preceding the anniversary date is less than 90% of the initial exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of New Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchange for, shares of common stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such common stock or other securities. In the event of a Change of Control, if the Surviving Corporation does not have registered class of equity securities and common shares listed on a U.S. national securities exchange, then the Holder is entitled to receive one percent of the total consideration received by the Company’s stockholders and the GEM Warrants will expire upon payment.

The Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). As of June 30, 2024 and December 31, 2023, the fair value of the Warrants, as determined by the Monte Carlo simulation option pricing model, were $79,000 and $641,000, respectively.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Common Stock.

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13. Simple Agreements for Future Equity

Simple Agreements for Future Equity - Related Party

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with related parties Alco, DNX and William Bryant (See Note 11 - Debt, for a description of the related party relationship with these entities) (the “Related Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $3,567,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Related Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Related Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Related Party SAFE liability was $3,567,000. Subsequent changes in fair value at each reporting period are recognized in the consolidated statement of operations. For the three and six months ended June 30, 2023, the Company recognized a loss of $909,418 and $1,212,557 for the change in fair value of the Related Party SAFE liability, respectively.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Related Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On December 14, 2023, all outstanding principal related to the Related Party SAFEs at a carrying value of $6,049,766 converted into 551,949 shares the Company’s Class A Common Stock pursuant to the close of the Merger Agreement and application of the exchange ratio.

Simple Agreements for Future Equity - Third Party

During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with third party investors (the “Third Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $269,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Third Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Third Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Third Party SAFE liability was $269,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the three and six months ended June 30, 2023, the Company recognized a loss of $68,582 and $91,443 for the change in fair value of the Third Party SAFE liability.

The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Third Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On December 14, 2023, all outstanding principal related to the Third Party SAFEs at a carrying value of $456,234 converted into 41,626 shares the Company’s Class A Common Stock pursuant to the close of the Merger Agreement and application of the exchange ratio.

14. Commitments and Contingencies

Leases

The Company has operating leases for its real estate across multiple states. The operating leases have remaining lease terms of approximately 0.26 years as of June 30, 2024 and consist primarily of office space.

The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.

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The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases.

The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842 Leases. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

The components of lease expense for the three months ended June 30, 2024 and 2023, are as follows:

	For the Three Months Ended June 30,
Components of lease expense:	2024	2023
Operating lease cost	$46,140	$50,440
Sublease income	(52,542)	(51,082)
Total lease (income) cost	$(6,402)	$(642)

The components of lease expense for the six months ended June 30, 2024 and 2023, are as follows:

	For the Six Months Ended June 30,
Components of lease expense:	2024	2023
Operating lease cost	$93,384	$101,888
Sublease income	(105,084)	(102,165)
Total lease (income) cost	$(11,700)	$(277)

Supplemental cash flow information related to leases are as follows:

	For the Six Months Ended June 30,
Supplemental cash flow information:	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$87,579	$86,320
Change in lease liabilities (operating cash flow)	(152,335)	(138,804)

Supplemental balance sheet information related to leases was as follows:

Operating leases:	June 30, 2024	December 31, 2023
Operating lease right-of-use assets	$46,434	$134,013
Operating lease liability, current	81,708	234,043
Total operating lease liabilities	$81,708	$234,043

Weighted-average remaining lease term:	June 30, 2024	December 31, 2023
Operating leases (in years)	0.26	0.76

Weighted-average discount rate:	June 30, 2024	December 31, 2023
Operating leases	6.83%	6.76%

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Future minimum lease payments under non-cancellable lease as of June 30, 2024, are as follows:

Maturities of lease liabilities:
Year Ending December 31,
Remainder of 2024	$82,679
Total undiscounted cash flows	82,679
Less discounting	(971)
Present value of lease liabilities	$81,708

Cantor Fee Agreement

In connection with the Merger, 7GC previously agreed to pay Cantor Fitzgerald & Co. (“Cantor” or “CF&CO”) an Original Deferred Fee of $8,050,000 as deferred underwriting commissions. On November 8, 2023, Cantor and 7GC entered into a Fee Reduction Agreement, pursuant to which Cantor agreed to forfeit $4,050,000 of the $8,050,000 Original Deferred Fee, with the remaining $4,000,000 Reduced Deferred Fee payable by Banzai to Cantor following the Closing of the Merger.

Pursuant to the Fee Reduction Agreement, the Company agreed to use its reasonable best efforts to have the registration statement declared effective by the SEC by the 120th calendar day after December 29, 2023, the date of the initial filing thereof, and to maintain the effectiveness of such registration statement until the earliest to occur of (i) the second anniversary of the date of the effectiveness thereof, (ii) the Cantor Fee Shares shall have been sold, transferred, disposed of or exchanged by Cantor, and (iii) the Cantor Fee Shares issued to Cantor may be sold without registration pursuant to Rule 144 under the Securities Act (such obligations, the “Cantor Registration Rights Obligations”).

Although the Company issued the Cantor Fee Shares, as of June 30, 2024, the Company has not satisfied its Cantor Registration Rights Obligations. As such, the Company cannot conclude that it has settled its outstanding obligations to Cantor. Therefore, neither criteria under ASC 405 for extinguishment and derecognition of the liability were satisfied and the $4,000,000 Reduced Deferred Fee remained outstanding as a current liability on the Company’s June 30, 2024 condensed consolidated balance sheet.

At each interim and annual period after December 31, 2023, the Company will monitor its compliance with the Cantor Registration Rights Obligations to determine whether the entire amount of the Reduced Deferred Fee has become due and payable in cash, or the Company’s obligations have been satisfied and the remaining liability should be derecognized. At such time as the Company’s obligations under the Fee Reduction Agreement have been satisfied the relief of the liability will be recorded through equity.

Roth Addendum to Letter Agreements

On October 13, 2022, Roth Capital Partners, LLC (“Roth”) and Legacy Banzai entered into the Roth Engagement Letter, pursuant to which Legacy Banzai engaged Roth as a financial advisor in connection with the Merger and, on October 14, 2022, MKM and 7GC entered into the MKM Engagement Letter, pursuant to which 7GC engaged MKM as a financial advisor in connection with the Merger. In February 2023, Roth acquired MKM. On December 8, 2023, the Company received an invoice from Roth for an advisory fee in the amount of $1,100,000 as well as transaction expenses reimbursable to Roth amounting to $6,813. As of December 31, 2023, the Company recorded a liability for the total advisory fee of $1,106,813 to accrued expenses.

On February 2, 2024, the Company and Roth entered into an addendum to (i) the engagement letter, dated October 13, 2022, by and between Roth and Legacy Banzai, and (ii) the engagement letter, dated October 14, 2022, by and between Roth (as successor to MKM Partners, LLC) and 7GC (such engagement agreements, collectively, the “Roth Engagement Agreements,” and such addendum, the “Roth Addendum”). Pursuant to the Roth Addendum, in lieu of payment in cash of the full amount of any advisory fees or other fees or expenses, incurred in 2024, and owed under the Roth Engagement Agreements (collectively, the “Roth Fee”), the Company (i) issued to Roth 175,000 shares (the “Roth Shares”) of the Company’s Class A Common Stock on February 2, 2024, and (ii) on or before June 30, 2024, will pay to Roth an amount in cash equal to $300,000 or, if the Company determines that such payment should not be made in cash due to the Company’s cash position at such time, issue to Roth a number of shares of Class A Common Stock equal to $300,000 divided by the daily VWAP for the trading day immediately preceding June 30, 2024 (any such shares, the “Additional Roth Shares”). The Company registered the Roth Shares and 600,000 shares of Class A Common Stock (in addition to the Roth Shares) on a registration statement to cover any issuances of Additional Roth Shares (which may be more or less than 600,000) that may occur pursuant to the Roth Addendum. This registration statement became effective on February 14, 2024. The $300,000 cash payment has not yet been made as of the date of filing of these condensed consolidated financial statements.

On February 2, 2024, the Company issued the 175,000 Roth Shares with a fair value of $278,833 on the date of issuance. As neither the remaining $300,000 cash payment, nor any Additional Roth Shares had been paid or issued to Roth, as of June 30, 2024, $300,000 will remain as an accrued expense on the Company’s condensed consolidated balance sheet, payable to Roth on or before June 30, 2024. Therefore, the 175,000 shares are determined to settle $806,813 of the obligation recognized as of December 31, 2023, resulting in gain of $577,513 that has been recognized as a gain on extinguishment of liability on the Company’s condensed consolidated statement of operations.

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Legal Matters

In the regular course of business affairs and operations, the Company is subject to possible loss contingencies arising from third-party litigation and federal, state, and local environmental, labor, health and safety laws and regulations. The Company assesses the probability that they may incur a liability in connection with certain of these lawsuits. The Company’s assessments are made in accordance with generally accepted accounting principles, as codified in ASC 450-20, and is not an admission of any liability on the part of the Company or any of its subsidiaries. In certain cases that are in the early stages and in light of the uncertainties surrounding them, the Company does not currently possess sufficient information to determine a range of reasonably possible liability.

15. Equity

Class A and B Common Stock

The Company is authorized to issue up to 275,000,000 shares, consisting of 250,000,000 Class A Common Stock, and 25,000,000 shares of Class B Common Stock par value $0.0001 per share.

As discussed in Note 4 - Reverse Merger Capitalization with 7GC & Co. Holdings Inc., the Company has retroactively adjusted the shares issued and outstanding prior to December 14, 2023 to give effect to the Exchange Ratio to determine the number of shares of Company Common Stock into which they were converted.

The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon. The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.

There were 36,944,935 shares (34,633,801 Class A common stock and 2,311,134 Class B common stock) issued and outstanding at June 30, 2024 and 16,019,256 shares (13,708,122 Class A common stock and 2,311,134 Class B common stock) issued and outstanding at December 31, 2023.

May 22, 2024 Equity Financing

On May 22, 2024, Banzai entered into a securities purchase agreement with accredited investors, providing for the issuance and sale of 5,227,780 shares of the Company’s Class A common stock (“Common Stock”) 8,661,110 pre-funded warrants (the “Pre-Funded Warrants”), and 13,888,890 common warrants (the “Common Warrants”) in a registered direct offering priced at-the-market under Nasdaq rules for a purchase price of $0.18 per share (the “ May 2024 Offering”). The Common Warrants have an exercise price of $0.18 per share and the Pre-Funded Warrants have an exercise price of $0.0001 per share, are initially exercisable immediately on the date of issuance (the “Initial Exercise Date”). The Common Warrants expire five years from the Initial Exercise Date while the Pre-Funded Warrants do not expire. The aggregate gross proceeds to the Company from the May 2024 Offering were approximately $2.5 million. The Company used the net proceeds from the May 2024 Offering for working capital and general corporate purposes. The closing of the sale of these securities occurred on May 28, 2024. The securities were issued pursuant to the Company’s registration statement on Form S-1/A filed with the SEC on May 16, 2024 (File No. 333-278871) and became effective on May 21, 2024. As of June 30, 2024 all Pre-Funded warrants were exercised.

A.G.P./Alliance Global Partners (“AGP”) acted as placement agent for the May 2024 Offering, pursuant to a placement agency agreement, dated May 22, 2024, between the Company and AGP (the “Placement Agency Agreement”). Under the Placement Agency Agreement, AGP received a fee in the form of (a) a cash fee equal to 7.0% of the aggregate purchase price paid by each purchaser of securities that were sold in the May 2024 Offering (the “Cash Fee”); provided, however, that the Cash Fee was reduced by an amount equal to $25,000 to be paid to the Company’s financial advisor, and (b) warrants (the “Placement Agent Warrants”) to purchase Class A Common Stock equal to 6% of the aggregate number of shares of Class A Common Stock sold in the May 2024 Offering at an exercise price per share equal to 110% of the price per share of Class A Common Stock sold in the May 2024 Offering. The Company recognized the Placement Agent Warrants as a stock issuance cost as they are issued for services in connection with an offering.

The Company additionally incurred approximately $409,000 of legal fees associated with the May 2024 Offering which is recognized as a stock issuance cost and reflected as a reduction within additional paid-in capital.

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May 22, 2024 Common Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 5,227,780 shares of the Company’s Class A common stock, the Company issued 13,888,890 Common Warrants which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder’s equity. The measurement of fair value of the Common Warrants were determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $0.18, exercise price of $0.18, term of five years, volatility of 87%, risk-free rate of 4.6%, and expected dividend rate of 0%). The relative fair value of these Common Warrants, net of issuance costs, on date of issuance was estimated to be approximately $722,000 and is reflected within additional paid-in capital.

May 22, 2024 Pre-Funded Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 5,227,780 shares of the Company’s Class A common stock, the Company issued 8,661,110 Pre-Funded Warrants which did not meet the definition of a liability pursuant to ASC 480 and met all of the requirements for equity classification under ASC 815 as such were classified in stockholder’s equity. were classified in stockholder’s equity. The measurement of fair value of the Pre-Funded Warrants were determined as the intrinsic value calculated as the common stock price on the issuance date minus the exercise price. The relative fair value of these Pre-Funded Warrants, net of issuance costs, on date of issuance was estimated to be approximately $660,000 and is reflected within additional paid-in capital. On May 28, 2024 the Pre-Funded warrants were exercised.

May 22, 2024 Placement Agent Warrants

As discussed above, on May 22, 2024, in conjunction with the issuance and sale of 5,227,780 shares of the Company’s Class A common stock and Pre-Funded Warrants, the Company issued 833,333 Placement Agent Warrants. As the Placement Agent Warrants were issued for services provided in facilitating the May 2024 Offering, the Company recorded the fair value of such Placement Agent Warrants of approximately $100,000 as a cost of capital on the issuance date. The measurement of fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $0.18, exercise price of $0.18, term of five years, volatility of 87%, risk-free rate of 4.6%, and expected dividend rate of 0%).

Preferred Stock

The Company is authorized to issue 75,000,000 shares of preferred stock with a par value of $0.0001 per share. The board of directors of the Company (the “Board”) has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares. As of June 30, 2024 and December 31, 2023, no shares of preferred stock were outstanding.

Yorkville Standby Equity Purchase Agreement (“SEPA”)

On December 14, 2023, the Company entered into the SEPA with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) in connection with the Merger. Pursuant to the SEPA, subject to certain conditions, the Company shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to up to $100,000,000 of the Company’s shares of Class A common stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on December 14, 2023 and terminating on the 36-month anniversary of the SEPA (the “SEPA Option”).

Each advance (each, an “Advance”) the Company requests under the SEPA (notice of such request, an “Advance Notice”) may be for a number of shares of Class A common stock up to the greater of (i) 500,000 shares or (ii) such amount as is equal to 100% of the average daily volume traded of the Class A common stock during the five trading days immediately prior to the date the Company requests each Advance; provided, in no event shall the number of shares of Class A common stock issued cause the aggregate shares of Class A common stock held by Yorkville and its affiliates as of any such date to exceed 9.99% of the total number of shares of Class A common stock outstanding as of the date of the Advance Notice (less any such shares held by Yorkville and its affiliates as of such date) (the “Exchange Cap”). The shares would be purchased, at the Company’s election, at a purchase price equal to either:

(i)	95% of the average daily Volume Weighted Average Price (“VWAP”) of the Class A Common Stock on the Nasdaq Stock Market (“Nasdaq”), subject to certain conditions per the SEPA (the “Option 1 Pricing Period; or

(ii)	96% of the lowest daily VWAP of the Class A Common Stock during the three trading days commencing on the Advance Notice date, subject to certain conditions per the SEPA (the “Option 2 Pricing Period”).

Any purchase under an Advance would be subject to certain limitations, including that Yorkville shall not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Class A common stock or any shares that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of Class A common stock and Class B common stock of the Company, par value $0.0001 per share, outstanding on the date of the SEPA, unless Company shareholder approval was obtained allowing for issuances in excess of such amount.

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The SEPA Option was determined to be a freestanding financial instrument which did not meet the criteria to be accounted for as a derivative instrument or to be recognized within equity. Pursuant to ASC 815 Derivatives and Hedging (“ASC 815”), the Company will therefore recognize the SEPA Option as an asset or liability, measured at fair value at the date of issuance, December 14, 2023, and in subsequent reporting periods, with changes in fair value recognized in earnings. The SEPA Option was determined to have a fair value of $0 on the date of issuance as well as at December 31, 2023 and June 30, 2024.

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A common stock through an Advance (the “Deferred Fee”). In March 2024 the Company issued 710,025 Class A common stock as payment for the Deferred Fee.

Pursuant to the terms of the SEPA, at any time that there is a balance outstanding under the Yorkville Promissory Notes, Yorkville has the right to receive shares to pay down the principal balance, and may select the timing and delivery of such shares (via an “Investor Notice”), in an amount up to the outstanding principal balance on the Yorkville Promissory Notes at a purchase price equal to the lower of (i) $10.00 per share of Class A common stock (the “Fixed Price”), or (ii) 90% of the lowest daily Volume Weighted Average Price (“VWAP”) of the Class A common stock on Nasdaq during the 10 consecutive Trading Days immediately preceding the Investor Notice date or other date of determination (the “Variable Price”). The Variable Price shall not be lower than $2.00 per share (the “Floor Price”). The Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the five trading days immediately prior to the date of effectiveness of the initial Registration Statement. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amount via written notice to Yorkville, provided that such amount is no more than 75% of the closing price on the Trading Day immediately prior to the time of such reduction and no greater than $2.00 per share of Class A common stock (the “Conversion Price”). At any time that there is a balance outstanding under the Yorkville Promissory Notes, the Company is not permitted to issue Advance Notices under the SEPA unless an Amortization Event has occurred under the terms of the Yorkville Promissory Notes agreement.

There were no Advance Notices issued pursuant to the SEPA during the period ended June 30, 2024 or as of the date that these financial statements were issued, apart from the Premium Advance which was issued pursuant to the terms of the Amended Debt Agreement (see Note 11 - Debt)

16. Stock-Based Compensation

During 2023, the Company adopted the 2023 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees of the Company and certain designated companies as determined by the Board of Directors, to purchase shares of the Company’s Common Stock. The aggregate number of shares of common stock that may be purchased pursuant to the Purchase Plan is equal to 2% of the fully diluted common stock determined at the Close of the Merger Agreement, determined to be 572,172. In addition, the aggregate number of shares of common stock that remain available to be awarded under the Purchase Plan, will automatically increase on January 1 of each year for a period of 10 years commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to the lesser of one percent (1%) of the total number of shares of the fully diluted common stock determined as of December 31 of the preceding year, or a number of shares of common stock equal to two hundred percent (200%) of the initial share reserve of 572,172. As of June 30, 2024 and December 31, 2023, 572,172 shares of common stock remain available to be purchased under the Purchase Plan, respectively.

During 2023, the Company adopted the 2023 Equity Incentive Plan (the “Plan”). The Plan permits the granting of incentive stock options, nonstatutory stock options, SARs, restricted stock awards, RSU awards, performance awards, and other awards. to employees, directors, and consultants. The aggregate number of shares of common stock that may be issued will not exceed approximately 12.5% of the fully diluted common stock determined at the Close of the Merger, determined to be 3,576,076. In addition, the aggregate number of shares of common stock that remain available to be awarded under the Plan, will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to 5% of the total number of shares of the fully diluted common stock determined as of the day prior to such increase. The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options is approximately three times the total number of shares of common stock initially reserved for issuance, which were 3,576,076. As of June 30, 2024 and December 31, 2023, 1,763,803 and 3,576,076 stock options remain available to be awarded under the Plan, respectively.

The Company accounts for stock-based payments pursuant to ASC 718 Stock Compensation and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

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The following table summarizes assumptions used to compute the fair value of options granted:

	June 30, 2024	June 30, 2023
Stock price	$0.29 - 0.61	$8.22 - 9.56
Exercise price	$0.29 - 5.00	$11.98
Expected volatility	75.00 - 85.00%	80.00 - 99.03%
Expected term (in years)	5.75 - 10.00	5.25 - 6.08
Risk-free interest rate	4.20 - 4.50%	3.46 - 4.31%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2023	748,086	$5.87	8.43	$103,662
Granted	1,398,500	2.91	9.87
Exercised	—	—
Expired	—	—
Forfeited	(464,130)	4.78
Outstanding at June 30, 2024	1,682,456	$3.71	9.17	$1,807
Exercisable at June 30, 2024	433,767	$4.96	8.34	$1,807

In connection with issuances under the Plan, the Company recorded stock-based compensation expense of $457,231 and $620,987, which is included in general and administrative expense for the six months ended June 30, 2024 and 2023, respectively. The weighted-average grant-date fair value per option granted during the six months ended June 30, 2024 and 2023 was $0.17 and $8.53, respectively. As of June 30, 2024 and 2023, $1,262,655 and $2,575,808 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average period of 3.80 and 2.97 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.

RSUs

During the three and six months ended June 30, 2024, the Company began issuing RSUs to employees and to non-employee directors. Each RSU entitles the recipient to one share of Class A Common Stock upon vesting. We measure the fair value of RSUs using the stock price on the date of grant. Stock-based compensation expense for employee-granted RSUs is recorded ratably over their vesting period of four years. 25% of the RSUs will vest on each anniversary of the vesting commencement date until the RSU is fully vested. Stock-based compensation expense for non-employee director-granted RSUs is recorded ratably over their vesting period which is the earlier to occur of the one (1) year anniversary of the respective grant date, or the next annual meeting of stockholders following the respective grant date.

A summary of the activity with respect to, and status of, RSUs during the six months ended June 30, 2024 is presented below:

	Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2023	—	$—
Granted	892,543	0.53
Vested	—	—
Forfeited	(14,640)	0.29
Outstanding at June 30, 2024	877,903	$0.54

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For the six months ended June 30, 2024, the Company recorded stock-based compensation expense of $208,178 which is included in general and administrative expense for the six months ended June 30, 2024. As of June 30, 2024, unrecognized compensation cost related to the grant of RSUs was $263,144. Unvested outstanding RSUs as of June 30, 2024 had a weighted average remaining vesting period of 1.3 years.

17. Income Taxes

The Company estimates an annual effective tax rate of 0% for the year ended December 31, 2024 as the Company incurred losses for the three and six month period ended June 30, 2024 and is forecasting an estimated net loss for both financial statement and tax purposes for the year ended December 31, 2024. Therefore, no federal or state income taxes are expected and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.

Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since the Company cannot currently support that realization of its deferred tax assets is more likely than not.

At June 30, 2024, the Company had no unrecognized tax benefits that would reduce the Company’s effective tax rate if recognized.

18. Subsequent Events

On July 5, 2024, the Company issued 588,235 shares of the Company’s Class A common stock to GEM pursuant to the Unsecured Promissory Note, dated February 5, 2024, between the Company and GEM.

On July 22, 2024, the Company entered into a subordinated business loan and security agreement (the “Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC and Agile Capital Funding, LLC as the collateral agent. On July 22, 2024 the Company issued a subordinated secured promissory note for an aggregate principal amount of $787,500 and received $750,000 of proceeds, net of administrative agent fees $37,500 to the collateral agent, with a maturity date of February 5, 2025 under the subordinated business loan and security agreement. The loan under the agreement bears interest at a rate of 42%, and will be calculated on a three hundred and sixty (360) day year based on the actual number of days lapsed, and interest shall accrue on the loan commencing on and including the effective date pursuant to the Agreement’s weekly repayment and amortization schedule. The collateral under the subordinated business loan and security agreement consists of all of the Company’s goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other collateral accounts, all certificates of deposit, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes that are included elsewhere in this Form 10-Q. In addition to historical condensed consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors” and elsewhere in this Form 10-Q.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our condensed consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Banzai is a Marketing Technology (MarTech) company that produces data-driven marketing and sales solutions for businesses of all sizes. Our mission is to help our customers accomplish their mission - by enabling better marketing, sales, and customer engagement outcomes. Banzai endeavors to acquire companies strategically positioned to enhance our product and service offerings, increasing the value provided to current and prospective customers.

Banzai was founded in 2015. The first product Banzai launched was Reach, a SaaS and managed services offering designed to increase registration and attendance of marketing events, followed by the acquisition of Demio, a SaaS solution for webinars designed for marketing, sales, and customer success teams, in 2021 and the launch of Boost, a SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants, in 2023. Our customer base included over 3,600 customers as of June 30, 2024 and comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, in over 86 countries. Our customers range in size from solo entrepreneurs and small businesses to Fortune 500 companies. No single customer represents more than 10% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio. Progress towards this is reflected in our increase in multi-host Demio customers from 14 on January 1, 2021 to 115 on June 30, 2024.

We sell our products using a recurring subscription license model typical in SaaS businesses. Pricing tiers for our main product, Demio, are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years.

Banzai generated revenue of approximately $1.1 million and $1.2 million during the three months ended June 30, 2024 and 2023 and approximately $2.1 million and $2.4 million during the six months ended June 30, 2024 and 2023, respectively. Banzai has incurred significant net losses since inception, including net losses of approximately $4.2 million and $3.5 million for the three months ended June 30, 2024 and 2023 and approximately $8.7 million and $7.3 million for the six months ended June 30, 2024 and 2023, respectively. Banzai had an accumulated deficit of $55.4 million and of $46.8 million as of June 30, 2024 and December 31, 2023, respectively.

Summary of our Merger

On December 14, 2023, we consummated the Business Combination with Legacy Banzai. Pursuant to the terms of the Merger Agreement, the Business Combination was effected through (a) the merger of First Merger Sub with and into Legacy Banzai, with Legacy Banzai surviving as a wholly-owned subsidiary of 7GC and (b) the subsequent merger of Legacy Banzai with and into Second Merger Sub, with the Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. Upon closing the Business Combination, we changed our name from 7GC & Co. Holdings Inc. to Banzai International, Inc.

A description of the Business Combination and the material terms of the Merger Agreement are included in the Proxy Statement/Prospectus, filed by the Company with the SEC in the section entitled “Stockholder Proposal No. 1 - The Business Combination Proposal” beginning on page 92 of the Proxy Statement/Prospectus.

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Operating Metrics

In the management of our businesses, we identify, measure, and evaluate a variety of operating metrics, as described below. These key performance measures and operating metrics are not prepared in accordance with GAAP and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies. Measurements are specific to the group being measured, i.e. total customers, new customers, or other cohorts. We currently use these operating metrics with our Demio product. We do not track and use these operating metrics with prior products.

The following table presents the percentage of Banzai’s revenue generated from Demio for the three and six months ended June 30, 2024 and 2023 as compared to our other SaaS products.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Revenue %	2024	2023	2024	2023
Reach	3.4%	4.5%	2.0%	5.6%
Demio	96.1%	94.9%	97.4%	94.1%
Other	0.5%	0.6%	0.6%	0.3%
Total	100.0%	100.0%	100.0%	100.0%

Net Revenue Retention (“NRR”)

NRR is a metric Banzai uses to measure the revenue retention of its existing customer base. NRR calculates the change in revenue from existing customers by cohort over a period of time, after taking into account revenue lost due to customer churn and downgrades, and revenue gained due to upgrades and reactivations.

The formula for calculating NRR is: NRR = (Revenue at the beginning of a period - Revenue lost from churn, and downgrades + Revenue gained from expansion and reactivation) / Revenue at the beginning of the period.

The following table presents average monthly NRR for Demio for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Product: Demio	2024	2023	2024	2023
Average Monthly NRR	95.6%	94.8%	96.1%	95.5%

Average Customer Value (“ACV”)

ACV is a metric Banzai uses to calculate the total revenue that it can expect to generate from a customer in a year. ACV is commonly used in the SaaS industry to measure the value of a customer to a subscription-based company over a 12-month period. Banzai uses ACV to segment its customers and to determine whether the value of new customers is growing or shrinking relative to the existing customer base. Banzai uses this information to make strategic decisions about pricing, marketing, and customer retention.

The formula for calculating ACV is: ACV = Total Annual Recurring Revenue (ARR) / Total Number Customers, where ARR is defined as annual run-rate revenue of subscription agreements from all customers measured at a point in time.

The following table presents new customer ACV and total average ACV for Demio for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Product: Demio	2024	2023	2024	2023
New Customer ACV	$1,417	$1,256	$1,510	$1,351
Total Average ACV	$1,575	$1,411	$1,569	$1,348

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Customer Acquisition Cost (“CAC”)

CAC is a financial metric Banzai uses to evaluate the average cost of acquiring a new customer. It includes marketing, sales, and other related expenses incurred while attracting and converting prospects into paying customers. CAC is a critical metric for Banzai to understand the efficiency and effectiveness of its marketing and sales efforts, as well as to ensure sustainable growth.

The formula for calculating CAC is: CAC = Total Sales & Marketing Cost / Number of Customers Acquired.

The following table presents CAC for Demio for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Product: Demio	2024	2023	2024	2023
Customer Acquisition Cost (CAC)	$1,936	$876	$1,480	$880

Customer Churn %

Customer Churn % is the rate of customers who deactivate in a given period relative to the number of active customers at the beginning of such period or end of the prior period. Understanding drivers of churn allows Banzai to take measures to reduce the number of customers who deactivate and increase the overall rate of customer retention. There are two types of Churn % measured: Revenue churn and Customer (or logo) churn.

The formula for calculating Churn % is: Churn % = [# or $ value of] Deactivations / [# or $ value of] Active Customers (Beginning of period).

The following table presents revenue Churn and new customer (or logo) Churn for Demio for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Product: Demio	2024	2023	2024	2023
Average Monthly Churn - Revenue	6.3%	6.9%	6.3%	7.5%
Average Monthly Churn - Customer (Logo)	7.0%	8.3%	7.3%	8.6%

Churn - Customer (Logo) represents the number of customers, whereas the non-Logo Churn is based on sales dollars.

Customer Lifetime Value (“LTV”)

LTV is a financial metric Banzai uses to estimate the total revenue it can expect to generate from a customer throughout their entire relationship. LTV helps Banzai understand the long-term value of each customer, enabling it to make informed decisions about marketing, sales, customer support, and product development strategies. It also helps Banzai allocate resources more efficiently by identifying high-value customer segments to focus on growth and retention.

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The formula for calculating LTV is comprised of two metrics: Monthly Recurring Revenue (MRR) and Customer Life represented in # of months. Calculations for these metrics on a per-customer basis, as follows:

MRR = ACV / 12

Customer Life (# of months) = 1 / Churn %

LTV = MRR * Customer Life (# of months)

MRR is calculated by aggregating, for all customers from customer base or the group being measured during that month, monthly revenue from committed contractual amounts. For customers on annual contracts, this represents their ACV divided by 12.

The following table presents MRR, Customer Life, and LTV for Demio for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Product: Demio	2024	2023	2024	2023
MRR (New Customers)	$131	$118	$131	$112
Customer Life (months)	15.9	14.5	16.2	13.4
LTV (New Customers)	$1,875	$1,514	$2,040	$1,468

LTV / CAC Ratio

LTV / CAC ratio is a culminating metric measuring the efficiency of Sales and Marketing activities in terms of the dollar value of new business generated versus the amount invested in order to generate that new business. This provides a measurement of ROI for Sales and Marketing activities. A segmented view of LTV / CAC ratio gives additional insight into the profitability of various business development activities.

The formula for calculating LTV / CAC ratio is: LTV / CAC for the segment or activity being measured.

The following table presents the LTV / CAC ratio for Demio for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
Product: Demio	2024	2023	2024	2023
LTV / CAC Ratio	1.1	1.9	1.4	1.7

Analysis of the Impact of Key Business Drivers on Financial Performance

Banzai strives to maximize revenue growth within a reasonable cost structure through optimizing and continuous monitoring of the key business metrics described above relative to SaaS industry benchmarks, Banzai’s direct competition, and historical company performance. This is accomplished through a combination of increased revenue per customer (higher ACVs and NRR) on an increasing customer base, generated through efficient customer acquisition (LTV / CAC ratio) and improved customer retention (lower churn, higher customer life). Other business activities contribute to improved performance and metrics, including but not limited to the following:

●	Customer Success and Onboarding, leading to maximum customer satisfaction and retention.

●	Product Development and Support, maximizing customer value, supporting usage and expansion revenue.

●	Company Initiatives, designed to improve trial experience and conversion rates, on-demand adoption, and emphasis on data to position our products as a system of automation and a system of record for our customers, supporting growth and retention.

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Identification of Operational Risk Factors

There are a number of key internal and external operational risks to the successful execution of Banzai’s strategy.

Internal risks include, among others:

●	Management and leadership issues: ineffective leadership, poor decision-making, or lack of direction.

●	Operational inefficiencies: inadequate processes and poor resource allocation may lead to decreased productivity or insufficient ROI.

●	Financial mismanagement: inadequate financial planning, improper accounting practices, or excessive debt can lead to financial instability.

●	Employee-related challenges: high turnover, lack of skilled staff, or internal conflicts can impact morale and productivity.

●	Technological obsolescence: failing to develop (or adapt) to new technologies in anticipation or response to changes in market trends can lead to competitive disadvantages.

External risks include, among others:

●	Economic factors: including economic downturns, inflation, or currency fluctuations impacting business spending and overall market conditions.

●	Competition: from established industry players to new entrants, eroding market share and profitability.

●	Legal and regulatory: changes in laws or regulations that impact operations or increase compliance costs.

●	Technological disruptions: from advancements in technology leading to obsolescence of existing products.

●	Unforeseen events: including natural disasters, geo-political instability, and pandemics, potentially impacting market demand, operational or supply chain disruption.

Analysis of the Impact of Operational Risks on Financial Performance

The risk factors described above could have significant impacts on Banzai’s financial performance. These or other factors, including those risk factors summarized in the section titled “Risk Factors” could impact Banzai’s ability to generate and grow revenue, contain costs, or inhibit profitability, cash flow, and overall financial performance:

●	Revenue and Sales: Internal risks from operating inefficiency or external factors, including economic downturns or increased competition, could lead to lower sales, impaired unit economics, and reduced revenue.

●	Costs and Expenses: Internal operating mismanagement or external factors, including supplier issues, may cause increased cost relative to revenue generation, resulting in insufficient return on investment or profit margins.

By continuing to conduct comprehensive risk monitoring and analysis on financial performance, Banzai can optimize its ability to make informed decisions and improve its ability to navigate internal and external challenges. Such activities include: identification and categorization of risks, quantification and analysis of potential severity, and development of risk mitigation strategies. It is also important for Banzai to ensure financial reports and disclosures accurately reflect the potential impact of risks on financial performance, essential for transparent communication with investors and stakeholders.

The Business Combination and Public Company Costs

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, 7GC was treated as the acquired company for financial statement reporting purposes. Accordingly, for accounting purposes, the financial statements of Banzai represent a continuation of the financial statements of Legacy Banzai with the Business Combination treated as the equivalent of Legacy Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Banzai in this and future reports of Banzai.

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Due to the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company, which required Banzai to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. We are qualified as an “emerging growth company.” As a result, we have been provided certain disclosure and regulatory relief. Our future results of operations and financial position may not be comparable to Legacy Banzai’s historical results of operations and financial position as a result of the Business Combination.

Results of operations for the six months ended June 30, 2024 and 2023

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Operating income:
Revenue	$2,148	$2,370	$(222)	-9.4%
Cost of revenue	711	792	(81)	-10.2%
Gross profit	1,437	1,578	(141)	-8.9%
Operating expenses:
General and administrative expenses	8,628	6,099	2,529	41.5%
Depreciation expense	3	4	(1)	-25.0%
Total operating expenses	8,631	6,103	2,528	41.4%
Operating loss	(7,194)	(4,525)	(2,669)	59.0%
Other expenses (income):
GEM settlement fee expense	200	—	200	nm
Other expense (income), net	60	(85)	145	-170.6%
Interest income	—	—	—	nm
Interest expense	847	1,059	(212)	-20.0%
Interest expense - related party	963	936	27	2.9%
Gain on extinguishment of liability	(528)	—	(528)	nm
Loss on debt issuance	171	—	171	nm
Change in fair value of warrant liability	(562)	—	(562)	nm
Change in fair value of warrant liability - related party	(345)	—	(345)	nm
Change in fair value of simple agreement for future equity	—	91	(91)	-100.0%
Change in fair value of simple agreement for future equity - related party	—	1,212	(1,212)	-100.0%
Change in fair value of bifurcated embedded derivative liabilities	—	(162)	162	-100.0%
Change in fair value of bifurcated embedded derivative liabilities - related party	—	(341)	341	-100.0%
Change in fair value of convertible notes	578	—	578	nm
Yorkville prepayment premium expense	81	—	81	nm
Total other expenses (income)	1,465	2,710	(1,245)	-45.9%
Loss before income taxes	(8,659)	(7,235)	(1,424)	19.7%
Income tax expense	6	16	(10)	-62.5%
Net loss	$(8,665)	$(7,251)	$(1,414)	19.5%

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The percentage changes included in the tables herein that are not considered meaningful are presented as “nm”.

Components of results of operations for the six months ended June 30, 2024 and 2023

Revenue Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Revenue	$2,148	$2,370	$(222)	-9.4%

For the six months ended June 30, 2024, Banzai reported total revenue of approximately $2,148 thousand, representing a decrease of approximately $222 thousand, or approximately 9.4%, compared to the three months for the same period ended June 30, 2023. This decrease is primarily attributable to lower Reach revenue which declined by approximately $84 thousand due to a shift in Banzai’s focus to its Demio product and decision, which decision was reversed in the later part of Q1 2024, to begin phasing out the Reach product. In 2024 Banzai is revitalizing its focus on the Reach product through re-engineering and expanded sales efforts. Demio revenue was lower by approximately $133 thousand for the six months ended June 30, 2024 as compared to the six months ended June 30, 2023 due to churn and lower new sales period-over-period.

Cost of Revenue Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Cost of revenue	$711	$792	$(81)	-10.2%

For the six months ended June 30, 2024 and 2023, Banzai’s cost of revenue totaled approximately $711 thousand and approximately $792 thousand, respectively. This represents a decrease of approximately $81 thousand, or approximately 10.2%, for the six months ended June 30, 2024 as compared to the six months ended June 30, 2023, is due primarily to lower customer base and an approximately 13% lower average cost per customer, driven by lower infrastructure costs / data licenses of approximately $113 thousand, contracted services of approximately $46 thousand, subscription payroll of approximately $28 thousand, and merchant fee costs of approximately $7 thousand. The lower contracted services and data licenses cost described above were offset by the increase of the streaming services costs of approximately $113 thousand.

Gross Profit Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Gross profit	$1,437	$1,578	$(141)	-8.9%

For the six months ended June 30, 2024 and 2023, Banzai’s gross profit was approximately $1,437 thousand and approximately $1,578 thousand, respectively. This represents a decrease of approximately $141 thousand, or approximately 8.9% due to the decreases in revenue of approximately $222 thousand and decreases in cost of revenue of approximately $81 thousand described above.

Operating Expense Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Total operating expenses	$8,631	$6,103	$2,528	41.4%

Total operating expenses for the six months ended June 30, 2024 and 2023, were approximately $8.6 million and approximately $6.1 million, respectively, an increase of approximately $2.5 million, or 41.4%. This increase was due primarily to an overall increase in salaries and related expenses by approximately $0.5 million, marketing expenses by approximately $0.4 million, costs associated with audit, technical accounting, and legal and other professional services of approximately $1.3 million.

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Other Expense Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Total other expenses (income)	$1,465	$2,710	$(1,245)	-45.9%

For the six months ended June 30, 2024, Banzai reported total other expenses of approximately $1.5 million. This represents a decrease of approximately $1.2 million from the six months ended June 30, 2023, when the Company reported total other expenses of approximately $2.7 million. The change in other expenses, net was primarily driven by the following:

●	GEM settlement commitment fee expense of approximately $0.2 million.

●	Gain on extinguishment of debt of approximately $0.5 million.

●	There were no changes in fair value of the simple agreement for future equity (“SAFEs”) during the six months ended June 30, 2024 relative to a loss of approximately $1.3 million, approximately $1.2 million of which related to related party SAFEs. All SAFEs notes were converted at the close of the Merger in December 2023.

●	Loss on issuance of debt of approximately $0.2 million.

●	Change in fair value of warrant liability recorded as a gain (third party & related party) of approximately $0.9 million.

●	Interest expense (third party and related party) decreased by approximately $0.2 million.

●	There were no changes in fair value of bifurcated embedded derivative liabilities during the six months ended June 30, 2024 relative to a gain of approximately $0.5 million during the six months ended June 30, 2023.

●	Change in fair value of convertible promissory notes recorded as a loss of approximately $0.6 million.

Provision for Income Taxes

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Income tax expense	$6	$16	$(10)	-62.5%

For the six months ended June 30, 2024 and 2023, Banzai’s reported provision for income tax expense was $6 thousand and $16 thousand, respectively.

Due to Banzai’s history of losses since inception, there is not enough evidence at this time to support that Banzai will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since Banzai cannot currently support that realization of its deferred tax assets is more likely than not.

At June 30, 2024, Banzai had no unrecognized tax benefits that would reduce Banzai’s effective tax rate if recognized.

Net Loss Analysis

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Net loss	$(8,665)	$(7,251)	$(1,414)	19.5%

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For the six months ended June 30, 2024 and 2023, Banzai reported net losses of approximately $8.7 million and approximately $7.3 million, respectively. The greater net loss is primarily due to a reduction in total other expenses of approximately $1.2 million during the six months ended June 30, 2024 compared to the six months ended June 30, 2023, offset by an increase in operating expenses of approximately $2.5 million and a decrease in gross profit of approximately $0.1 million.

Critical Accounting Estimates

Our condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these condensed consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the condensed consolidated financial statements prospectively from the date of the change in the estimate.

We believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Impairment of goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of June 30, 2024, the Company had one operating segment, which was deemed to be its reporting unit, for the purpose of evaluating goodwill impairment to be evaluated at the year end.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is not likely that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches.

Recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives

The Company accounts for Simple Agreements for Future Equity (“SAFE”) at fair value in accordance with ASC 480 Distinguishing Liabilities from Equity. The SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying Consolidated Statement of Operations.

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet.

Determination of the fair value of the warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

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Public Warrants

The Public Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations.

The Public Warrants were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Warrant liabilities are classified as current liabilities on the Company’s consolidated balance sheets.

GEM Warrants

The GEM Warrants were not considered indexed to the issuer’s stock as the holder’s ability to receive one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control in lieu of the Warrant, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance (i.e., share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion). The Company determined the Warrants were share issuance costs associated with an aborted offering. Aborted offering costs may not be deferred and charged against proceeds of a subsequent offering. As such, the Company recorded an expense for the corresponding fair value.

Recognition and measurement of stock compensation

The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718, Stock Compensation. The Company accounts for forfeitures as they occur. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non- GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

●	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation.

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments.

●	Adjusted EBITDA does not reflect impairment and restructuring costs.

●	Adjusted EBITDA does not reflect interest expense or other income.

●	Adjusted EBITDA does not reflect income taxes.

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●	Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination.

●	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Adjusted EBITDA Analysis for the six months ended June 30, 2024 and 2023

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Adjusted EBITDA (Loss)	$(3,351)	$(1,563)	$(1,788)	114.4%

For the six months ended June 30, 2024, Banzai’s Adjusted EBITDA was approximately $3,351 thousand, reflecting a decrease in the earnings of approximately $1,788 thousand compared to a loss of approximately $1,563 thousand for the six months ended June 30, 2023. This period-over-period decrease in earnings is primarily attributable to increased general and administrative expenses.

Net Income/(Loss) to Adjusted EBITDA Reconciliation for the six months ended June 30, 2024 and 2023

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Net loss	$(8,665)	$(7,251)	$(1,414)	19.5%
Other expense (income), net	60	(85)	145	-170.6%
Depreciation expense	3	4	(1)	-25.0%
Stock based compensation	665	621	44	7.2%
Interest expense	847	1,059	(212)	-20.0%
Interest expense - related party	963	936	27	2.9%
Income tax expense	6	16	(10)	-62.5%
GEM settlement fee expense	200	—	200	nm
Gain on extinguishment of liability	(528)	—	(528)	nm
Loss on debt issuance	171	—	171	nm
Change in fair value of warrant liability	(562)	—	(562)	nm
Change in fair value of warrant liability - related party	(345)	—	(345)	nm
Change in fair value of simple agreement for future equity	—	91	(91)	-100.0%
Change in fair value of simple agreement for future equity - related party	—	1,212	(1,212)	-100.0%
Change in fair value of bifurcated embedded derivative liabilities	—	(162)	162	-100.0%
Change in fair value of bifurcated embedded derivative liabilities - related party	—	(341)	341	-100.0%
Change in fair value of convertible notes	578	—	578	nm
Yorkville prepayment premium expense	81	—	81	nm
Transaction related expenses*	3,175	2,337	838	35.9%
Adjusted EBITDA (Loss)	$(3,351)	$(1,563)	$(1,788)	114.4%

* Transaction related expenses include

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	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Professional fees - audit	$370	$427	$(57)	-13.3%
Professional fees - legal	1,362	107	1,255	1172.9%
Incremental accounting	959	1,495	(536)	-35.9%
Market study, M&A support	484	308	176	57.1%
Transaction related expenses	$3,175	$2,337	$838	35.9%

Liquidity and Capital Resources

Going Concern

Since inception, Banzai has financed its operations primarily from the sales of redeemable convertible preferred stock and convertible promissory notes, and proceeds from senior secured loans. As of June 30, 2024, Banzai had cash of approximately $0.5 million.

Banzai has incurred losses since its inception, had a working capital deficit of approximately $34.0 million as of June 30, 2024, and had an accumulated deficit at June 30, 2024 totaling approximately $55.4 million. As of June 30, 2024, Banzai had approximately $10.6 million and approximately $5.5 million aggregate principal amount outstanding on term/promissory notes and convertible notes, respectively. During the six months ended June 30, 2024, Banzai raised additional capital under the SEPA through the issuance of additional convertible notes for a total of approximately $2.5 million to fund the Company’s operations. Additionally, during the six months ended June 30, 2024, the Company issued non-cash share payments of approximately $1.8 million in partial settlement of the Yorkville Promissory Note financing, and made an approximately $0.5 million non-cash share payment to settle the deferred fee liability payable to Yorkville in terms of the SEPA. In May 2024 the Company entered into the Amended Repayment Agreement which extended the maturity date on the convertible notes to September 25, 2024, and pursuant to which the Company made a cash payment of $0.8 million in partial settlement of the Yorkville Promissory Notes. These stock issuances described herein do not represent sources of new capital, rather the issuances were made to settle existing liabilities in lieu of cash payments, as described above. Banzai has historically used debt financing proceeds principally to fund operations. On May 22, 2024, Banzai entered into a securities purchase agreement with accredited investors, providing for the issuance and sale of Common Stock, Pre-Funded Warrants, and Common Warrants in a registered direct offering. The aggregate gross proceeds to the Company from the May 2024 Offering were approximately $2.5 million.

Banzai’s intends to seek additional funding through the SEPA arrangement and other equity financings in 2024. If Banzai is unable to raise such funding, Banzai will have to pursue an alternative course of action to seek additional capital through other debt and equity financing.

If Banzai is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, Banzai will not have sufficient cash flows and liquidity to fund its planned business for 12 months from the issuance of these financial statements. There can be no assurances that Banzai will be able to secure alternate forms of financing at terms that are acceptable to management. In that event, Banzai might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about Banzai’s ability to continue as a going concern within one year from the date the financial statements were available to be issued. The accompanying condensed consolidated financial statements have been prepared assuming Banzai will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

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Cash flows for the six months ended June 30, 2024 and 2023

The following table sets forth Banzai’s cash flows for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,	Six Months Ended June 30,	Period-over-	Period-over-
($ in Thousands)	2024	2023	Period $	Period %
Net loss	$(8,665)	$(7,251)	$(1,414)	19.5%
Adjustments to reconcile net loss to net cash used in operating activities:	4,853	3,205	1,648	51.4%
Net cash used in operating activities	(3,813)	(4,047)	234	-5.8%
Net cash provided by financing activities	2,191	3,446	(1,255)	-36.4%
Net increase / (decrease) in cash	$(1,622)	$(600)	$(1,022)	170.3%

Cash Flows for the six months ended June 30, 2024

Net cash used in operating activities was approximately $3.8 million for the six months ended June 30, 2024. Net cash used in operating activities consists of net loss of approximately $8.7 million, offset by total adjustments of approximately $4.9 million for non-cash items and the effect of changes in working capital. Non-cash adjustments included non-cash settlement of the GEM commitment fee of approximately $0.2 million, non-cash share issuance for marketing expenses of approximately $0.2 million, non-cash share issuance for Yorkville redemption premium of approximately $0.1 million, stock-based compensation expense of approximately $0.7 million, gain on extinguishment of liability of approximately $0.5 million, non-cash interest expense of approximately $0.8 million (approximately $0.18 million for related party), amortization of debt discount and issuance costs of approximately $0.9 million (approximately $0.8 million for related party), amortization of operating lease ROU assets of approximately $0.09 million, fair value adjustment for warrant liabilities gain of approximately $0.9 million (gain of approximately $0.3 million for related party), fair value adjustment of convertible promissory notes of approximately $0.6 million, and net of change in operating assets and liabilities of approximately $2.7 million.

There were no net cash investing activities for the six months ended June 30, 2024.

Net cash provided by financing activities was approximately $2.2 million for the six months ended June 30, 2024, and was primarily related to proceeds from convertible debt financing of approximately $2.3 million, net proceeds from issuance of common stock of approximately $1.9 million, repayment of Yorkville convertible notes of approximately $0.8 million, and payment of the GEM commitment fee of approximately $1.2 million.

Cash Flows for the six months ended June 30, 2023

Net cash used in operating activities was approximately $4.0 million for the six months ended June 30, 2023. Net cash used in operating activities consists of net loss of approximately $7.3 million, total adjustments of approximately $3.2 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of approximately $0.6 million, non-cash interest expense of approximately $0.7 million (approximately $0.21 million for related party), amortization of debt discount and issuance costs of approximately $1.0 million (approximately $0.7 million for related party), amortization of operating lease ROU assets of approximately $0.09 million, fair value adjustments to simple agreement for future equity of approximately $1.3 million (approximately $1.2 million for related party), fair value adjustments to bifurcated embedded derivative liabilities of approximately $0.5 million (approximately $0.3 million for related party), and net of change in operating assets and liabilities of approximately $0.1 million.

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There were no net cash investing activities for the six months ended June 30, 2023.

Net cash provided by financing activities was approximately $3.4 million for the six months ended June 30, 2023, and was primarily related to proceeds from the issuance of convertible note, net of issuance costs of approximately $3.4 million (approximately $2.6 million for related party).

Capital Expenditure Commitments and Financing Requirements

($ in Thousands)	Total	Less than 1 year	1 - 3 Years
Debt principal - 14% CB PF convertible notes	$1,821	$1,821	$—
Debt principal - 14% CB PF term notes	6,500	6,500	—
Debt principal - 8% Alco promissory notes	4,400	4,400	—
Debt principal - Yorkville Convertible promissory note	1,950	1,950	—
Debt principal - GEM promissory note	600	600	—
Interest on debt	3,233	3,233	—
Operating leases	83	83	—
Total capital expenditure commitments and financing requirements at June 30, 2024	$18,587	$18,587	$—

Debt principal - 14% CB PF convertible and term notes

On February 19, 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) for $8,000,000 (the “Loan Agreement”). The Loan Agreement was comprised of a Term Note for $6,500,000 and a Convertible Note for $1,500,000, with the option upon the request of the Company for Additional Loan (“Additional Loan”) principal amount of up to $7,000,000, evidenced by additional notes with 81.25% of the principal amount of such Additional Loan being evidenced by a Term Note, and 18.75% of the principal amount of such an Additional Loan being evidenced by a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind (“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the Term Note will bear cash interest at a per annum rate of 20% (“Default Rate”) and no PIK interest shall accrue at any time during an Event of Default and the Convertible Note will bear PIK Interest at a per annum at the Default Rate.

Additionally, the Company may voluntarily prepay the Principal of the Loans, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued and unpaid Cash Interest with respect to the principal amount so prepaid through the date the prepayment is made; (ii) if such prepayment is prior to the twelve-month anniversary of the Closing Date, all unpaid interest (including for the avoidance of doubt, PIK Interest and Cash Interest) with respect to the principal amount so prepaid that would have been due and payable on or prior to the twelve-month anniversary of the Closing Date had the Loans remained outstanding until such twelve-month anniversary date (the “Yield Maintenance Premium”); (iii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the Loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the Loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iv) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.

The Loan Agreement contains customary covenants, including restrictions on the Company’s ability to incur indebtedness, grant liens or security interest on assets, make acquisitions, loans, advances or investments, or sell or otherwise transfer assets, among others. The Loan Agreement also contains other financial covenants related to minimum gross profit margin, minimum ARR (Annual Recurring Revenue) growth rate, and fixed charge ratio, among other financial covenants per the terms of the Loan Agreement. The Loan Agreement is secured by a first-priority Lien (subject to Permitted Liens) on and security interest in the Collateral pursuant to the terms of the Collateral Documents. The Loan Agreement named Joseph Davy, CEO, as Guarantor, and per the term of the Loan Agreement, he is willing to guarantee the full payment, performance and collection of all of the Credit Parties’ obligations thereunder and under the Loan Agreement, all as further set forth therein.

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For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by CP BF or cured to the satisfaction of Lender, subject to the exercise of customary commercial underwriting standards in determining such satisfaction, Lender may, without notice or demand to the Credit Parties declare the unpaid principal of and any accrued interest shall be immediately due and payable. While the Company and the Lender are engaged in good faith discussions to resolve these matters, no agreement to resolve such matters has been reached and all of the Loans remain in default for the reasons stated above, and the Lender is not presently exercising remedies, which the Lender reserves the right to so do at any time.

On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Note in replacement for a Convertible Note (“First Amendment Convertible Note”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Note has the same features as the Convertible Note described above.

Modification of Term and Convertible Notes (CP BF)

On August 24, 2023, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with CP BF Lending. Under the terms of this Forbearance Agreement, and as a result of the Company’s non-compliance with certain covenants of its Loan Agreement with CP BF, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify the treatment of the Merger with 7GC under the Loan Agreement, (ii) consent to the consummation of the Merger Agreement with 7GC and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement with the Company from the effective date of the Forbearance Agreement until the earlier of (a) the four-month anniversary of the closing of the Merger if the Merger is closed on or prior to December 29, 2023, (b) December 29, 2023 if the Merger is not consummated on or prior to December 29, 2023 or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and the Company also agreed to amend and restate CP BF’s existing convertible promissory notes (the “A&R CP BF Notes”) so that they may remain outstanding following the closing of the Merger and, at CP BF’s option, be convertible into Class A shares of the combined company.

On December 14, 2023, the Company entered into the First Amendment to the Forbearance Agreement with the Lender. In particular, the Company agreed to pay the Lender an amount in cash equal to $23,748 (the “Amendment Fee”) on the execution date to extend the forbearance period from the four-month anniversary of the closing of the Merger to the six-month anniversary of the closing of the Merger. This amendment was deemed to be a debt modification in accordance with ASC 470, Debt, which will be accounted for prospectively. Modification does not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

Debt principal - 8% Alco promissory notes

On August 30, 2023, the Company issued a subordinate promissory note (“Alco August Promissory Note”) in the aggregate principal amount of $150,000 to Alco Investment Company, a related party. Alco held its ownership of over 10% of the issued equity of the Company, through its ownership of Series A preferred stock. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on August 29, 2024, as extended. The Company recorded a $3,711 debt discount upon issuance of the Alco August Promissory Note. For the six months ended June 30, 2024, interest expense on the Alco August Promissory Note totaled $8,357, comprised of $5,983 of contractual accrued interest and $2,374 for the amortization of the discount. As of June 30, 2024 and December 31, 2023, $150,000 of principal and $10,027 and $4,044, respectively, of accrued interest is outstanding under the Alco August Promissory Note.

On September 13, 2023, the Company issued a subordinate promissory note (“Alco September Promissory Note”) in the aggregate principal amount of up to $1,500,000 to Alco Investment Company, a related party. The Alco September Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on September 30, 2024. The Company recorded $8,588 of debt issuance costs and a $638,808 debt discount upon issuance of the Alco September Promissory Note, relating to the share transfer agreements, see below. For the six months ended June 30, 2024, interest expense on the Alco September Promissory Note totaled $187,498, comprised of $59,836 of contractual accrued interest and $127,662 for the amortization of the discount. As of June 30, 2024 and December 31, 2023, $1,500,000 of principal and $90,411 and $30,575, respectively, of accrued interest is outstanding under the Alco September Promissory Note.

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On November 16, 2023, the Company issued a subordinate promissory note (“Alco November Promissory Note”) in the aggregate principal amount of up to $750,000 to Alco Investment Company, a related party. The Alco November Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on August 29, 2024, as extended. The Company recorded a $363,905 debt discount upon issuance of the Alco November Promissory Note relating to the share transfer agreements, see below. For the six months ended June 30, 2024, interest expense on the Alco November Promissory Note totaled $217,249, comprised of $29,918 of contractual accrued interest and $187,331 for the amortization of the discount. As of June 30, 2024 and December 31, 2023, $750,000 of principal and $37,315 and $7,397, respectively, of accrued interest is outstanding under the Alco November Promissory Note.

On December 13, 2023, the Company issued a subordinate promissory note (“Alco December Promissory Note”) in the aggregate principal amount of up to $2,000,000 to Alco Investment Company, a related party. The Alco December Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on December 31, 2024. The Company recorded a $1,496,252 debt discount upon issuance of the Alco December Promissory Note, relating to the share transfer agreements, see below. For the six months ended June 30, 2024, interest expense on the Alco December Promissory Note totaled $549,883, comprised of $79,780 of contractual accrued interest and $470,103 for the amortization of the discount. As of June 30, 2024 and December 31, 2023, $2,000,000 of principal and $87,670 and $7,890, respectively, of accrued interest is outstanding under the Alco December Promissory Note.

In connection with the issuances of the Alco September, November, and December Promissory Notes, the Company, 7GC and the Sponsor entered into share transfer agreements (the “Alco Share Transfer Agreements”) with Alco Investment Company. Pursuant to which for each $10.00 in principal borrowed under the Alco September and November Promissory Notes, the Sponsor agreed to forfeit one share of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive one New Banzai Class A Share. For each $10.00 in principal borrowed under the December Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three New Banzai Class A Shares. Such forfeited and issued shares under the Alco September, November, and December Promissory Notes are capped at an amount equal to 150,000, 75,000, and 600,000, respectively. Pursuant to the Alco Share Transfer Agreements, the shares are subject to an 180-day lock-up period upon issuance of the shares.

Debt principal - 7GC Convertible promissory note

The Company assumed two promissory notes in connection with the Merger which remained outstanding as of June 30, 2024. The promissory notes were issued on December 21, 2022 for a principal amount of $2,300,000 (“December 2022 7GC Note”) and on October 3, 2023 for a principal amount of $250,000 (“October 2023 7G Note, together with the December 2022 7GC Note, the “7GC Promissory Notes”). The 7GC Promissory Notes were issued to the Sponsor, 7GC & Co. Holdings LLC. The 7GC Promissory Notes do not bear interest and were repayable in full upon the earlier of the consummation of a business combination or the date the Company liquidates the trust account (the “Trust Account”) established in connection with the Company’s initial public offering (the “IPO”) upon the failure of the Company to consummate a business combination within the requisite time period. Under the original terms of the 7GC Promissory Notes, the Sponsor has the option, but not the obligation, to convert the principal balance of the Note, in whole or in part, into that number of shares of Class A common stock, $0.0001 par value per share, of the Company equal to the principal amount of the Note so converted divided by $10.00.

Modification of Promissory Notes - 7GC

On December 12, 2023, in connection with the Merger, the Sponsor came to a non-binding agreement (“First Amendment”) with the Company to amend the optional conversion provision of the 7GC Promissory Notes. The First Amendment provided that the holder has the right to elect to convert up to the full amount of the principal balance of the 7GC Promissory Notes, in whole or in part, 30 days after the closing of the Merger (the “Closing”) at a conversion price equal to the average daily VWAP of the Class A Common Stock for the 30 trading days following the Closing. This amendment was deemed to be a debt modification in accordance with ASC 470, Debt, which will be accounted for prospectively. Modification does not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future. Pursuant to ASC 470, if the modification or exchange of a convertible debt instrument is not accounted for as an extinguishment, the accounting for the change in the fair value of the embedded conversion option which increases the value of the embedded conversion option (calculated as the difference between the fair value of the embedded conversion option immediately before and after the modification or exchange) is recorded as a reduction to the carrying amount of the 7GC Promissory Notes with a corresponding increase to additional paid in capital. The 7GC Promissory Notes were converted in full and subsequently cancelled on March 6, 2024.

Debt principal - Yorkville Convertible promissory note

On December 14, 2023, in connection with and pursuant to the terms of its Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), (refer to Note 15 - Equity for further details), Yorkville agreed to advance to the Company, in exchange for convertible promissory notes, an aggregate principal amount of up to $3,500,000, $2,000,000 of which was funded at the Closing in exchange for the issuance by the Company of a Convertible Promissory Note (the “December Yorkville Convertible Note”). The Company received net proceeds of $1,800,000 after a non-cash original issue discount of $200,000.

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On February 5, 2024, the Company and Yorkville entered into a supplemental agreement (the “SEPA Supplemental Agreement”) to increase the amount of convertible promissory notes allowed to be issued under SEPA by $1,000,000 (the “Additional Pre-Paid Advance Amount”), for an aggregate principal amount of $4,500,000 to be advanced by Yorkville to the Company in the form of convertible promissory notes. On February 5, 2024 in exchange for a promissory note in the principal amount of $1,000,000 (the “February Yorkville Promissory Note”), with the same terms as the December Yorkville Convertible Note, the Company received net proceeds of $900,000 after a non-cash original issue discount of $100,000.

On March 26, 2024, the Company, in exchange for a convertible promissory note with a principal amount of $1,500,000 (the “March Yorkville Promissory Note”, together with the December Yorkville Convertible Note and February Yorkville Promissory Note (the” Yorkville Promissory Notes”), received net proceeds of $1,250,000 after a non-cash original issue discount of $250,000 from Yorkville.

On May 3, 2024, the Company and Yorkville entered into a Debt Repayment Agreement (the “Original Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes. Under the Original Debt Repayment Agreement, Yorkville agreed that, upon completion of a Company registered offering and repayment of an aggregate $2,000,000 outstanding under the Yorkville Promissory Notes (the “Original Repayment Amount”), Yorkville would not deliver to the Company any Investor Notice (as defined in the SEPA) and would not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter. Under the Original Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $200,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Company’s Class A common stock, par value $0.0001 per share. The Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024.

On May 22, 2024, the Company and Yorkville entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes, which amends and restates the Original Debt Repayment Agreement. Under the Amended Debt Repayment Agreement, Yorkville has agreed that, upon completion of a registered offering and repayment of an aggregate $750,000 outstanding under the Yorkville Promissory Notes (the “Amended Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter (the “Stand-still Period”); provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Promissory Notes after a period of 60 days following the closing of the offering. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice for shares of Class A Common Stock (the “Q2 Prepayment Premium”). The Amended Debt Repayment Agreement was conditioned on the completion of the offering by May 29, 2024, which condition was satisfied upon the closing of the offering on May 28, 2024 (the “May 2024 Offering”).

Pursuant to the terms of the Amended Repayment Agreement, the Company made a cash principal payment of $750,000 on May 31, 2024 (the “Repayment Date”), and issued an Advance Notice for the purchase of 600,000 shares of Class A Common Stock (the “Premium Advance Shares”) (representing the number of shares the Company reasonably believed would be sufficient to result in net proceeds of $75,000 as of the Repayment Date) (the “Premium Advance”). The total purchase price for the Premium Advance was $110,040, of which $75,000 was applied in satisfaction of the Payment Premium, and the remaining $35,040 was paid by Yorkville to the Company in cash (the “Cash Surplus”). The Premium Advance Shares were recorded at fair value totaling $115,800 on the Repayment Date, and the excess of fair value over the Cash Surplus was recorded to the consolidated statement of operations in line Yorkville prepayment premium expense.  ..

The Yorkville Convertible Notes have a maturity date of June 14, 2024, and accrue interest at 0% per annum, subject to an increase to 18% per annum upon events of default as defined in the agreement. As of June 30, 2024, no events of default have occurred.

Yorkville has the right to convert any portion of the outstanding principal into shares of Class A common stock at any time. The number of shares issuable upon conversion is equal to the amount of principal to be converted (as specified by Yorkville) divided by the Conversion Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 15). Yorkville will not have the right to convert any portion of the principal to the extent that after giving effect to such conversion, Yorkville would beneficially own in excess of 9.99% of the total number of shares of Class A common stock outstanding after giving effect to such conversion.

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Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Class A common stock is less than the Fixed Price.

Upon the occurrence of certain triggering events, as defined in the Yorkville Convertible Notes agreement (each an “Amortization Event”), the Company may be required to make monthly repayments of amounts outstanding under the Yorkville Convertible Notes, with each monthly repayment to be in an amount equal to the sum of (x) $1,000,000, plus (y) 10% in respect of such amount, and (z) all outstanding accrued and unpaid interest as of each payment date.

During the six months ended June 30, 2024, $800,000 of principal under the December Yorkville Convertible Note was converted into 1,797,019 shares of Class A Common stock of the Company and the full principal amount of $1,000,000 under the February Yorkville Convertible Note was converted into 1,445,524 Class A Common stock of the Company.

As of June 30, 2024 and December 31, 2023, the principal amount outstanding under the Yorkville Convertible Notes was $1,950,000 and $2,000,000, respectively. During the six months ended June 30, 2024, the Company recorded interest expense of $80,760 in connection with the Yorkville Convertible Notes.

Debt principal - GEM Promissory Note

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 2,000,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note.

As of June 30, 2024, the Company has issued an aggregate of 1,045,118 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and the remaining balance of the GEM Promissory Note as of June 30, 2024 is $600,000.

Interest on Debt

Interest on debt totals $3.2 million for the six months ended June 30, 2024, representing the aggregate interest expenses / payments obligation to be paid and to be recognized during the rest of the terms of the Loan Agreements and Senior Convertible Notes, described above.

Operating Leases

Banzai has an operating lease for its real estate for office use. The lease term expires in October 2024. Banzai adopted ASC 842 Leases by applying the guidance at adoption date, January 1, 2022. The $81,708 balance recognized as of June 30, 2024 represents the future minimum lease payments under non-cancellable leases as liabilities.

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Debt Structure and Maturity Profile

($ in Thousands)	Principal	Debt Discount / Issuance Cost	Carrying Value	Accrued Interest	Carrying Value and Accrued Interest
As of June 30, 2024
Debt principal - 14% CB PF term notes	$6,500	$(76)	$6,424	$665	$7,089
Debt principal - 8% Alco promissory notes	4,400	(1,157)	3,243	225	3,468
Debt principal - Yorkville Convertible promissory note	1,950	13	1,963	—	1,963
Debt principal - 14% CB PF convertible notes	1,821	(27)	1,794	1,136	2,930
Debt principal - GEM promissory note	600	—	600	—	600
Total debt carrying values at June 30, 2024	$15,271	$(1,247)	$14,024	$2,026	$16,050

The Yorkville Convertible promissory note is presented at its fair value on the condensed consolidated balance sheets.

Contractual Obligations and Commitments

Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. Banzai measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, Banzai recognizes revenue in an amount that reflects the consideration we expect to be entitled to in exchange for those services. The performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

Leases

Banzai’s existing leases contain escalation clauses and renewal options. Banzai is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU 2016-02 effective January 1, 2022, Banzai accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.

Banzai entered into a sublease which it had identified as an operating lease prior to the adoption of ASC 842 Leases. Banzai remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinated to the master lease, and the sublessee must comply with all applicable terms of the master lease. Banzai subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

Deferred underwriting fees

On December 28, 2023, the Company and Cantor amended the Fee Reduction Agreement to provide that the Reduced Deferred Fee was payable in the form of 1,113,927 shares of Class A Common Stock and to provide that Cantor is subject to a 12-month lock-up with respect to the Cantor Fee Shares. On December 28, 2023, the Company issued the Cantor Fee Shares to Cantor, covering the Reduced Deferred Fee in accordance with the Fee Reduction Agreement. The fair value of the 1,113,927 shares of Class A Common Stock was determined to be $2,450,639 on December 28, 2023 based on the Company’s opening stock price of $2.20. Although the Company issued the Cantor Fee Shares, as of June 30, 2024, the Company has not satisfied its Cantor Registration Rights Obligations. As such, the Company cannot conclude that it has settled its outstanding obligations to Cantor. Therefore, neither criteria under ASC 405 for extinguishment and derecognition of the liability were satisfied and the $4,000,000 Reduced Deferred Fee remained outstanding as a current liability on the Company’s June 30, 2024 balance sheet.

GEM commitment fee liability

In May 2022, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM is to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable shares of common stock having an aggregate value of $100,000,000 (the “GEM Financing”). Further, in terms of the GEM Agreement, on the Public Listing Date, the Company was required to make and execute a warrant (“GEM Warrant”) granting GEM the right to purchase up to the number of common shares of the Company that would be equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the date of public listing or (ii) the quotient obtained by dividing $650 million by the total number of equity interests.

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On December 13, 2023, the Company and GEM entered into a binding term sheet (the “GEM Term Sheet”) and, on December 14, 2023, a letter agreement (the “GEM Letter”), agreeing to terminate in its entirety the GEM Agreement by and between the Company and GEM, other than with respect to the Company’s obligation (as the post-combination company in the Merger) to issue the GEM Warrant granting the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of June 30, 2024, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”).

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 2,000,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note. As of the date of these unaudited condensed consolidated interim financial statements, we have issued an aggregate of 5,529,457 shares of Class A Common Stock to GEM in lieu of monthly payment obligations.

Off-Balance Sheet Arrangements

Banzai had no off-balance sheet arrangements as of June 30, 2024.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

This item is not applicable as we are a smaller reporting company.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act as of the end of the period covered by this report. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective as of June 30, 2024 to provide reasonable assurance that material information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms due to the material weaknesses in our IT General Controls, adherence to the COSO Integrated Framework, and period end financial close and reporting process as described in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 1, 2024 (the “2023 10-K”).

We are committed to the remediation of the material weaknesses as well as the continued improvement of our internal control over financial reporting. We are in the process of taking steps to remediate the identified material weaknesses and continue to evaluate our internal controls over financial reporting, as disclosed in the 2023 10-K.

As we continue our evaluation and improve our internal control over financial reporting, management may identify and take additional measures to address control deficiencies. We cannot assure you that we will be successful in remediating the material weaknesses in a timely manner.

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Changes in Internal Control over Financial Reporting

Other than the changes noted above regarding our steps to remediate our material weaknesses, there were no changes in our internal control over financial reporting (as the term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the six months ended June 30, 2024 that have materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may be party to litigation and subject to claims incident to the ordinary course of our business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows or financial position. To the best of our knowledge, we are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.

Item 1A. Risk Factors.

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and, as such, are not required to provide the information under this item. A description of risk factors can be found in our Annual Report on Form 10-K for the year ended December 31, 2023.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Yorkville Promissory Notes

On February 5, 2024, and March 26, 2024, the Company issued convertible promissory notes in the principal amount of $1.0 million and $1.5 million, respectively, to Yorkville pursuant to the SEPA. In February and March 2024, the Company issued 2,233,735 shares of Class A common stock to Yorkville upon conversion of $1.5 million of the Yorkville Promissory Notes. In addition, on March 18, 2024, the Company issued 710,025 shares of Class A common stock to Yorkville in satisfaction of a deferred fee payment in the amount of $500,000.

In April and May 2024, the Company issued 1,008,808 shares of Class A common stock to Yorkville upon conversion of $0.3 million of the Yorkville Promissory Notes. In addition, on May 31, 2024, the Company issued 600,000 shares of Class A common stock to Yorkville in satisfaction of a prepayment premium related to an approximately $0.8 million cash principal payment made pursuant to an Amended and Restated Debt Repayment Agreement.

The issuance by the Company of the Yorkville Promissory Notes and the shares of Class A common stock issued to Yorkville have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

GEM Promissory Note

On February 5, 2024, the Company issued the GEM Promissory Note in the principal amount of $1.0 million to GEM pursuant to the GEM Settlement Agreement. On March 5, 2024, the Company issued 139,470 shares of Class A common stock to GEM as repayment of $100,000 aggregate principal amount outstanding under the GEM Promissory Note.

On April 1, 2024, the Company issued 162,690 shares of the Company’s Class A common stock to GEM pursuant to the Unsecured Promissory Note, dated February 5, 2024, between the Company and GEM.

On May 1, 2024, the Company issued 260,643 shares of the Company’s Class A common stock to GEM pursuant to the Unsecured Promissory Note, dated February 5, 2024, between the Company and GEM.

On June 1, 2024, the Company issued 482,315 shares of the Company’s Class A common stock to GEM pursuant to the Unsecured Promissory Note, dated February 5, 2024, between the Company and GEM.

The issuance by the Company of the GEM Promissory Note and the shares of Class A common stock issued to GEM have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

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Roth Shares

On February 2, 2024, the Company issued 175,000 shares of Class A common stock to Roth pursuant to the Roth Addendum as consideration for advisory services provided by Roth in connection with the Business Combination. Such shares were issued in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

Marketing Agreement Shares

Effective March 20, 2024, the Company issued to a consultant (the “Marketing Consultant”) 153,492 shares of its Class A common stock, which shares represented $200,000 of compensation for the Marketing Consultant’s services under a marketing services agreement. The shares were issued to the Marketing Consultant in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

On May 6, 2024, the Company issued 320,000 shares of the Company’s Class A common stock as compensation pursuant to a business development and general consulting services agreement entered into in April 2024. The shares were issued to the Marketing Consultant in a transaction exempt from registration in reliance on Section 4(a)(2) of the Securities Act.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

During the six months ended June 30, 2024, no director or officer of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as these terms are defined in Item 408(a) of Regulation S-K.

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Item 6. Exhibits.

The following documents are included as exhibits to this Quarterly Report on Form 10-Q:

Exhibit Number	Description
4.1	Unsecured Promissory Note, dated February 5, 2024, issued by Banzai International, Inc. to GEM Global Yield LLC SCS (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on February 8, 2024).
4.2	Promissory Note, dated as of February 5, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to Exhibit 4.11 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).
4.3	Promissory Note, dated as of March 26, 2024, issued by Banzai International, Inc. to YA II PN, LTD (incorporated by reference to Exhibit 4.10 to the Annual Report on Form 10-K filed on April 1, 2024).
10.1	Supplemental Agreement, dated February 5, 2024, by and between Banzai International, Inc. and YA II PN, LTD (incorporated by reference to Exhibit 10.29 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).
10.2	Settlement Agreement, dated February 5, 2024, by and between Banzai International, Inc., GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 10.27 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).
10.3	Addendum to Letter Agreements, dated February 5, 2024, by and between Banzai International, Inc. and Roth Capital Partners, LLC (incorporated by reference to Exhibit 10.30 of Amendment No. 1 to the Registration Statement on Form S-1 filed on February 5, 2024).
10.4#	Banzai International, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed on March 25, 2024).
10.5#	Banzai International, Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed on March 25, 2024).
10.6	Debt Repayment Agreement, dated as of May 3, 2024, by and among the Company and Yorkville (incorporated by reference to Exhibit 99.2 of the Current Report on Form 8-K filed on May 16, 2024)
10.7	Form of Purchase Agreement, dated May 22, 2024 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on May 28, 2024)
10.8	Form of Common Warrant, dated May 22, 2024 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on May 28, 2024)
10.9	Form of Pre-Funded Warrant, dated May 22, 2024 (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on May 28, 2024)
10.10	Placement Agent Warrant, dated May 22, 2024 (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed on May 28, 2024)
10.11	Amended and Restated Debt Repayment Agreement, dated as of May 22, 2024, by and between the Company and Yorkville (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed on May 28, 2024)
31.1*	Certification of Chief Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*+	Certifications of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2*+	Certifications of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS ***	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH ****	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents
104 ***	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
#	Indicates management contract or compensatory plan or arrangement.
+	In accordance with SEC Release 33-8238, Exhibits 32.1 and 32.2 are being furnished and not filed.
***	The XBRL Instance Document and Cover Page Interactive Data File do not appear in the Interactive Data File because their XBRL tags are embedded within the Inline XBRL document.
****	Submitted electronically herewith.

55

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on August 14, 2024.

BANZAI INTERNATIONAL, INC.

Date: August 14, 2024	By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer

Date: August 14, 2024	By:	/s/ Alvin Yip
Alvin Yip
Interim Chief Financial Officer

56

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Joseph Davy, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 of Banzai International, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2024	By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Alvin Yip, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 of Banzai International, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2024	By:	/s/ Alvin Yip
Alvin Yip
Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATIONS PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Banzai International, Inc. (the “Company”) for the quarter ended June 30, 2024, as filed with the Securities and Exchange Commission on or about the date hereof (the “Report”), I, Joseph Davy, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2024	By:	/s/ Joseph Davy
Joseph Davy
Chief Executive Officer (Principal Executive Officer)

Exhibit 32.2

CERTIFICATIONS PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Banzai International, Inc. (the “Company”) for the quarter ended June 30, 2024, as filed with the Securities and Exchange Commission on or about the date hereof (the “Report”), I, Alvin Yip, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2024	By:	/s/ Alvin Yip
Alvin Yip
Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)